Exhibit 2.1

OFFER FOR WINCANTON PLC

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION

THIS ANNOUNCEMENT CONTAINS INSIDE INFORMATION FOR THE PURPOSES OF ASSIMILATED REGULATION (EU) 596 / 2014 AS IT FORMS PART OF THE LAW OF THE UNITED KINGDOM BY VIRTUE OF THE EUROPEAN UNION (WITHDRAWAL) ACT 2018. UPON PUBLICATION OF THIS ANNOUNCEMENT, THIS INFORMATION IS NOW CONSIDERED TO BE IN THE PUBLIC DOMAIN

FOR IMMEDIATE RELEASE

29 February 2024

CASH OFFER

FOR

WINCANTON PLC

BY

GXO LOGISTICS, INC.

Summary

·	The Board of GXO Logistics, Inc. (“GXO”) is pleased to announce a cash offer for Wincanton Plc (“Wincanton”) to be made by GXO.

·	Under the terms of the Offer, which will be subject to the Conditions and further terms set out in Appendix 1 to this Announcement and to the full terms and conditions which will be set out in the Offer Document, Wincanton Shareholders will receive:

for each Wincanton Share held	605 pence in cash

·	The Acquisition Price values the entire existing issued and to be issued share capital of Wincanton at approximately £762 million on a fully diluted basis and values Wincanton at approximately £764 million on an enterprise value basis.

·	The Acquisition Price implies an enterprise value multiple of approximately 7.0 times Wincanton’s underlying EBITDA (IAS 17 basis) when factoring in full annual net run-rate synergies of £45 million (pre-tax) and 11.9 times pre-synergies (in each case for the twelve-month period ended on 30 September 2023).

·	The Acquisition Price represents a premium of approximately:

·	26 per cent. to the increased and final offer price per Wincanton Share of 480 pence from CEVA which was announced on 26 February 2024; and

·	104 per cent. to the Closing Price per Wincanton Share of 297 pence on 18 January 2024, being the last Business Day before the commencement of the Offer Period.

·	The Acquisition provides Wincanton Shareholders with superior value to the CEVA Final Offer, as the Acquisition Price represents an increase of 125 pence per Wincanton Share and, in aggregate, approximately £157 million in the total offer value on a fully diluted basis, compared with the terms of the CEVA Final Offer. Accordingly, GXO expects that the Wincanton Board will recommend the Acquisition in due course.

·	GXO has received irrevocable undertakings to accept (or procure the acceptance of) the Offer (and, if the Acquisition is subsequently structured as a Scheme, to vote (or to procure the vote) in favour of the Scheme at the Court Meeting and the resolution(s) to be proposed at the Wincanton General Meeting) in respect of 34,616,239 Wincanton Shares, representing approximately 27.8 per cent of the existing issued share capital of Wincanton as at the Latest Practicable Date.

·	If any dividend and/or other distribution and/or other return of capital is announced, declared, made or paid or becomes payable in respect of Wincanton Shares on or after the Announcement Date, GXO reserves the right to reduce the cash consideration due under the terms of the Acquisition at such date by an amount up to the amount of such dividend and/or distribution and/or return of capital. In such circumstances, Wincanton Shareholders will be entitled to retain any such dividend, distribution or other return of capital declared, made or paid. Any such reduction of the cash consideration due under the terms of the Acquisition or other exercise by GXO of its rights referred to in this paragraph shall be the subject of an announcement and, for the avoidance of doubt, not be regarded as constituting any revision or variation of the terms of the Acquisition or the Offer.

Background to and reasons for the Acquisition

·	The GXO Board believes the combination with Wincanton would advance GXO’s position as a global pure-play contract logistics leader by expanding its presence in a key market, enhancing its capabilities to better serve customers and drive long-term shareholder value creation. The combination has compelling strategic and financial logic and represents an opportunity for GXO to capitalise on exciting, structural growth opportunities within the UK and Ireland.

·	GXO knows Wincanton well and is impressed by its position as a logistics partner of choice for UK and Irish businesses. GXO values Wincanton's collaborative relationships with its Aerospace, Public and Industrial, Grocery and Consumer, General Merchandise, and eFulfilment customers. GXO believes it is well-positioned to support and develop Wincanton's refocused strategy built around these five business divisions by leveraging GXO’s technology and expertise in these areas.

·	The GXO Board also believes that the Acquisition provides Wincanton Shareholders with a superior and compelling alternative to the CEVA Final Offer, representing an increase of 125 pence per Wincanton Share compared with the CEVA Final Offer (a 26 per cent. increase).

·	GXO believes the transaction greatly increases the opportunities for the combined business in key sectors and creates significant value for all stakeholders in several respects:

Expands GXO’s presence in key strategic growth verticals

·	The combination will expand GXO’s offering and customer base in a number of exciting growth verticals in the UK, including Aerospace, Utilities, Industrial, and Healthcare, providing GXO with a springboard to offer industrial services across Europe. GXO has a market-leading service platform for Aerospace and Defence in the U.S., and the combined company will enhance service for UK customers in that vertical by leveraging GXO’s capabilities and expertise.

Materially enhances service offering for UK and Ireland customers across a broader range of sectors and geographies

·	This complementary combination will allow new and existing customers to benefit from a broader range of services and capabilities and an expanded global platform.

·	GXO recognises that long-term value creation will be maximised by a continued focus on Wincanton’s customers and providing the necessary support and resources to best serve them. The combination will build upon Wincanton's proven expertise in partnering with a diverse range of customers from SMEs to blue-chip clients and across sectors. Through the combination, Wincanton customers will also have the opportunity to seamlessly globalize their supply chain operations across the 27 countries where GXO operates.

Improves operations for UK and Ireland customers through advanced technology

·	GXO prides itself on its technology and automation, and this combination will allow Wincanton customers to enhance the efficiency and resilience of their fulfilment operations through advanced tech deployment and investment. Combining GXO’s and Wincanton’s complementary service capabilities and technologies will enable GXO to further enhance its customer proposition with agile, automated solutions that support customers’ digital transformation efforts.

Creates significant synergies, financial benefits and shareholder value

·	The complementary service offerings, customer portfolios and footprints will provide additional growth opportunities. Additionally, the complementary infrastructure and offerings will enable GXO to manage the combined company more efficiently, resulting in greater productivity and lower costs for the benefit of customers.

·	The Acquisition is highly synergistic. The GXO Board’s expectation is that the combination will lead to full annual net run-rate synergies of £45 million (pre-tax), based on procurement, and other operational overlap that can be realised by the third year of integration.

·	As a result, the GXO Board expects the Acquisition to be immediately accretive to earnings per share, excluding synergies and on a pro-forma basis double digit enhancing including full run-rate cost synergies.

Proven integration blueprint, complementary platforms and a natural cultural fit

·	Following the successful acquisition and integration of Clipper Logistics in 2022, GXO has a proven track record of successfully and smoothly acquiring, integrating, and operating UK businesses whilst continuing to deliver sustainable value creation.

·	The GXO Board believes that Wincanton and GXO have complementary cultures and operating philosophies. Both GXO and Wincanton possess strong cultures driven by teamwork, integrity and operational excellence, which will ensure a rapid integration process and provide a strong basis for future growth.

Fortifies position as an employer of choice and a sustainability leader

·	GXO has a demonstrated track record of creating an inclusive and rewarding culture for its people. It employs over 40,000 employees in the UK and is deeply committed to continuing valuable job creation in the market and strengthening engagement with community organizations across the country.

·	GXO and Wincanton have a strong focus on driving value through sustainable operations, and GXO welcomes the opportunity to combine two companies with shared values and a longstanding commitment to enabling the circular economy.

Irrevocable undertakings

·	GXO has received irrevocable undertakings to accept (or procure the acceptance of) the Offer (and, if the Acquisition is subsequently structured as a Scheme, to vote (or to procure the vote) in favour of the Scheme at the Court Meeting and the resolution(s) to be proposed at the Wincanton General Meeting) in respect of 34,616,239 Wincanton Shares, representing approximately 27.8 per cent of the existing issued share capital of Wincanton as at the Latest Practicable Date.

·	Further details of these irrevocable undertakings (including the circumstances in which they may lapse) are set out in Appendix 3 to this Announcement.

Information on Wincanton

·	Wincanton is listed on the premium segment of the Main Market of the London Stock Exchange. Wincanton is a leading British supply chain solutions company. The Wincanton Group provides business critical services including storage, handling and distribution; high volume eFulfilment; retailer ‘dark stores’; two-person home delivery; fleet and transport management; and network optimisation for many of the UK’s best-known companies.

·	The Wincanton Group services customers across a range of sectors including food and consumer goods; retail and manufacturing; eCommerce; the public sector; major infrastructure; building materials; fuel; and defence. Wincanton’s approximately 20,300-strong team operates from more than 170 sites across the country.

Information on GXO

·	GXO is the world’s largest pure-play contract logistics provider and is benefiting from the rapid growth of ecommerce, automation and outsourcing. It is listed on the New York Stock Exchange with a market capitalisation of US$6.2 billion as at close of business on 27 February 2024.

·	GXO is committed to providing a diverse, world-class workplace for more than 130,000 team members across more than 970 facilities totalling approximately 200 million square feet in 27 countries. The company partners with the world’s leading blue-chip companies to solve complex logistics challenges with technologically advanced supply chain and ecommerce solutions, at scale and with speed. GXO’s revenue is diversified across numerous verticals and customers, including many multinational corporations.

·	GXO’s customers rely on it to move their goods with high efficiency through their supply chains – from the moment inbound goods arrive at GXO’s logistics sites, through fulfilment and distribution and, in an increasing number of cases, the management of returned products. GXO’s customer base includes many blue-chip leaders in sectors that demonstrate high growth or durable demand over time, with significant growth potential through customer outsourcing of logistics services.

·	As part of its growth strategy, GXO intends to develop additional business in consumer and other verticals where it already has deep expertise, diverse range of customer relationships and a strong track record of successful performance. GXO also intends to expand into new verticals by taking advantage of its technological strengths and by marketing the benefits of its platform for warehouse operations. GXO uses this technology to manage advanced automation, labour productivity, safety and the complex flow of goods within sophisticated logistics environments.

·	During calendar year 2023, GXO won contracts worth approximately US$1 billion in lifetime contract value, with approximately 40 per cent. generated from outsourcing as more companies look to GXO to transform their supply chains. The annualized business wins are expected to add approximately US$600 million of incremental revenue in 2024.

·	For the year ended 31 December 2023, GXO generated revenue of US9.8 billion and net income attributable to common shareholders of US$229 million. Additional information on GXO’s latest financial results can be found at https://investors.gxo.com/.

Structure, Conditions and Timetable

·	It is intended that the Acquisition will be implemented by means of a takeover offer as defined in Part 28 of the Companies Act (although GXO reserves the right to elect, with the consent of the Panel, to implement the acquisition of the Wincanton Shares by way of a Scheme).

·	The Acquisition will be subject to the terms and conditions set out in this Announcement and to be set out in full in the Offer Document including, amongst other things, the satisfaction or (where applicable) waiver of the Conditions and certain other terms referred to in Appendix 1 to this Announcement. In relation to the Offer, this includes, among others:

·	GXO receiving valid acceptances in respect of, and/or having otherwise acquired Wincanton Shares which constitute not less than 75 per cent. of the voting rights relating to the Wincanton Shares or waiving such condition, subject to receiving acceptances in respect of over 50 per cent. of such voting rights;

·	confirmation of no objection to the change of control of Risk Underwriting (Guernsey) Limited by the GFSC under the Guernsey Insurance Law;

·	clearance in the United Kingdom under the NSI Act;

·	satisfaction or, where applicable, waiver of the other Conditions (listed in Appendix 1 to this Announcement); and

·	the Offer becoming Effective by no later than the Long-Stop Date.

·	GXO reserves the right to elect to implement the acquisition via a wholly-owned subsidiary, in which case such company would be subject to and bound by the terms of the Acquisition.

·	Subject to the satisfaction or, where applicable, waiver of all relevant conditions, including the Conditions, the Offer is expected to become Effective in mid-Q2 2024.

Commenting on today’s Announcement, Malcolm Wilson, Chief Executive Officer of GXO said:

“Wincanton is a world class business, and we have long been impressed by their high-quality people and diverse customer relationships across key industries. The combination of GXO’s technological capabilities and global reach with Wincanton’s proven expertise in the UK and Ireland markets will enhance our offering for the benefit of both companies’ current and future customers. Our superior offer reflects our conviction in the value of this business and the opportunities the combined company will realize.

“GXO has a long heritage in the UK and a demonstrated track record of seamlessly integrating businesses in this market. We’re proud that our operations support the growth of UK companies, create high value jobs, and enhance the communities where we operate. As a focused, pure play logistics leader, we are committed to investing in superior, differentiated logistics solutions, and we are confident that this combination will generate significant value for our shareholders, customers, and employees alike.”

This summary should be read in conjunction with, and is subject to, the full text of this Announcement including the Appendices. The Acquisition will be subject to the Conditions and further terms set out in Appendix 1 to this Announcement and to the full terms and conditions which will be set out in the Offer Document. Appendix 2 contains the sources and bases of certain information and calculations contained in this Announcement. Appendix 3 contains details of the irrevocable undertakings procured by GXO in relation to the Acquisition. Appendix 4 contains definitions of certain expressions used in this summary and in this Announcement.

Enquiries

GXO Matthew Schmidt (US media) Neil Shelton (Investor contact) Chris Jordan (Investor contact)	+1 (203) 307 2809 +44 (0)7929 651 023 + 1 (203) 769 7228
Rothschild & Co (Lead Financial Adviser to GXO) Neil Thwaites Matthew Price	+44 (0)20 7280 5000
BofA Securities (Joint Financial Adviser and Corporate Broker to GXO) Geoff Iles Peter Luck Justin Anstee Ray Williams	+44 (0)20 7628 1000
Brunswick (PR Adviser to GXO) Simon Sporborg David Litterick Pip Green	+44 (0)20 7404 5959

Freshfields Bruckhaus Deringer LLP is acting as legal adviser to GXO in connection with the Acquisition. Wachtell Lipton Rosen & Katz is acting as legal adviser to GXO in connection with debt finance aspects of the Acquisition.

Important notices

N.M. Rothschild & Sons Limited (Rothschild & Co), which is authorised and regulated by the Financial Conduct Authority in the United Kingdom, is acting exclusively for GXO and for no-one else in connection with this Announcement and will not be responsible to anyone other than GXO for providing the protections afforded to its clients or for providing advice in connection with the Acquisition or the subject matter of this Announcement.

Merrill Lynch International (BofA Securities), a subsidiary of Bank of America Corporation, which is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority in the United Kingdom, is acting exclusively for GXO and for no one else in connection with the matters set out in this Announcement and will not be responsible to anyone other than GXO for providing the protections afforded to its clients or for providing advice in relation to the subject matter of this Announcement or any other matters referred to in this Announcement.

Further information

This Announcement is for information purposes only and is not intended to and does not constitute, or form part of, an offer to sell or an invitation to purchase any securities or the solicitation of an offer to buy, or otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the Acquisition or otherwise, nor shall there be any purchase, sale, issuance, transfer or exchange of securities of Wincanton or such solicitation in any jurisdiction in contravention of applicable law. The Acquisition will be made solely by means of the Offer Document and (in respect of Wincanton Shares held in certificated form) the acceptance forms accompanying the Offer Document (or, if the Acquisition is effected by way of a Scheme, the Scheme Document and its related documentation) which will, together, contain the full terms and conditions of the Acquisition including details of how it may be accepted.

This Announcement has been prepared for the purpose of complying with English law, the Code, the UK Market Abuse Regulation and the Disclosure Guidance and Transparency Rules and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of other jurisdictions.

GXO urges Wincanton Shareholders to read the Offer Document when it becomes available because it will contain important information relating to the Acquisition. Any decision or other response in relation to the Acquisition should be based on the information contained in the Offer Document (or, if the Acquisition is implemented by way of a Scheme, the Scheme Document).

Each Wincanton Shareholder is advised to consult their independent professional adviser regarding the tax consequences to them (or to their beneficial owners) of the Acquisition.

This Announcement does not constitute a prospectus, prospectus equivalent document or exempted document.

This Announcement contains inside information in relation to Wincanton for the purposes of Article 7 of the UK Market Abuse Regulation. Upon publication of this Announcement, this information is now considered to be in the public domain.

If you are in any doubt about the contents of this Announcement or the action you should take, you are recommended to seek your own independent financial advice immediately from your stockbroker, bank manager, solicitor, accountant or independent financial adviser duly authorised under FSMA if you are resident in the United Kingdom or, if not, from another appropriately authorised independent financial adviser.

Overseas jurisdictions

The availability of the Offer to Wincanton Shareholders who are not resident in and citizens of the United Kingdom may be affected by the laws of the relevant jurisdictions in which they are located or of which they are citizens. Persons who are not resident in the United Kingdom should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdictions. Further details in relation to Overseas Shareholders will be contained in the Offer Document.

The release, publication or distribution of this Announcement in or into jurisdictions other than the UK may be restricted by law and therefore any persons who are not resident in the United Kingdom or who are subject to the law of any jurisdiction other than the United Kingdom should inform themselves about, and observe, any applicable requirements. Any failure to comply with the applicable restrictions may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, the companies and persons involved in the Acquisition disclaim any responsibility or liability for the violation of such restrictions by any person. This Announcement has been prepared for the purposes of complying with English law and the Code and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside of England.

The Offer will not be made, directly or indirectly, in, into or from any jurisdiction where to do so would violate the laws in that jurisdiction. Accordingly, copies of this Announcement and formal documentation relating to the Offer will not be, and must not be, mailed or otherwise forwarded, distributed or sent in, into or from any jurisdiction where to do so would violate the laws of that jurisdiction.

The Acquisition will be subject to the applicable requirements of the Code, the Panel, the London Stock Exchange, the FCA, the Listing Rules and the Registrar of Companies.

Notice to United States Wincanton Shareholders

The Offer is being made for the securities of a UK company (proposed to be effected by means of contractual offer under the laws of England and Wales) and is subject to UK disclosure requirements, which are different from those of the United States. Wincanton’s financial statements, and all financial information included in this Announcement, has been prepared in accordance with accounting standards applicable in the United Kingdom and may not be comparable to financial information of United States companies or other companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

The Offer will be made in the United States pursuant to an exemption from the United States tender offer rules provided by Rule14d-1(c) under the US Exchange Act and otherwise in accordance with the requirements of the Code. Accordingly, the Offer will be subject to disclosure and other procedural requirements, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments, that are different from those applicable under United States domestic tender offer procedures and law.

The receipt of cash pursuant to the Offer by a United States Wincanton Shareholder will likely be a taxable transaction for United States federal income tax purposes and under applicable state and local, as well as foreign and other tax laws. Each holder of Wincanton Shares is urged to consult his or her independent professional advisor immediately regarding the tax consequences of acceptance of the Offer.

It may be difficult for United States Wincanton Shareholders to enforce their rights and any claim arising out of the United States federal securities laws, since Wincanton is located in a country other than the United States, and some or all of their officers and directors may be residents of countries other than the United States. United States Wincanton Shareholders may not be able to sue a non-US company or its officers or directors in a non-US court for violations of the United States securities laws. Further, it may be difficult to compel a non-US company and its affiliates to subject themselves to a United States court’s judgement.

Forward looking statements

This Announcement (including information incorporated by reference in this Announcement), oral statements made regarding the Acquisition, and other information published by GXO contain statements which are, or may be deemed to be, “forward-looking statements”, including for the purposes of the US Private Securities Litigation Reform Act of 1995. Forward-looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and projections of the management of GXO about future events, and are therefore subject to risks and uncertainties which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. The forward-looking statements contained in this Announcement include statements relating to the expected effects of the Acquisition on GXO and Wincanton, the expected timing and scope of the Acquisition and other statements other than historical facts. Often, but not always, forward-looking statements can be identified by the use of forward-looking words such as “plans”, “expects” or “does not expect”, “is expected”, “is subject to”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases or statements that certain actions, events or results “may”, “could”, “should”, “would”, “might” or “will” be taken, occur or be achieved. Although GXO believes that the expectations reflected in such forward-looking statements are reasonable, GXO can give no assurance that such expectations will prove to be correct. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, the satisfaction of the Conditions and the risks discussed in GXO’s filings with the SEC, as well as additional factors, such as: economic conditions generally; supply chain challenges, including labour shortages; competition and pricing pressures; GXO and/or Wincanton’s ability to align GXO and/or Wincanton’s investments in capital assets, including equipment, service centres and warehouses, to their respective customers’ demands; GXO and/or Wincanton’s ability to successfully integrate and realise anticipated benefits, synergies, cost savings and profit improvement opportunities with respect to acquired companies, including the Acquisition; acquisitions may be unsuccessful or result in other risks or developments that adversely affect GXO and/or Wincanton’s financial condition and results; GXO and/or Wincanton’s ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; GXO and/or Wincanton’s ability to raise debt and equity capital; litigation; labour matters, including GXO and/or Wincanton’s ability to manage its subcontractors, and risks associated with labour disputes at GXO and/or Wincanton’s customers and efforts by labour organizations to organize its employees; risks associated with defined benefit plans for GXO and/or Wincanton’s current and former employees; fluctuations in currency exchange rates; fluctuations in fixed and floating interest rates; fluctuations in customer confidence and spending; issues related to GXO and/or Wincanton’s intellectual property rights; governmental regulation, including trade compliance laws, as well as changes in international trade policies and tax regimes; natural disasters, terrorist attacks or similar incidents; a material disruption of GXO and/or Wincanton’s operations; the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated or targeted; the impact of potential cyber-attacks and information technology or data security breaches; and the inability to implement technology initiatives or business systems successfully. Other unknown or unpredictable factors could cause actual results to differ materially from those in the forward-looking statements. Such forward-looking statements should therefore be construed in the light of such factors. Neither GXO nor any of its associates or directors, officers or advisers, provides any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements in this Announcement will actually occur. You are cautioned not to place undue reliance on these forward-looking statements. Other than in accordance with its legal or regulatory obligations (including under the UK Listing Rules and the Disclosure and Transparency Rules of the FCA), GXO is not under any obligation, and GXO expressly disclaims any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

No profit forecasts, profit estimates or quantified benefits statements

Except where expressly described as such, no statement in this Announcement is intended as a profit forecast, profit estimate or quantified benefits statement for any period and no statement in this Announcement should be interpreted to mean that earnings or earnings per share for GXO or Wincanton for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per share for GXO or Wincanton or to mean that the enlarged group’s earnings in the first 12 months following the Offer, or in any subsequent period, would necessarily match or be greater than those of GXO or Wincanton for the relevant preceding financial period or any other period.

Dealing disclosure requirements

Under Rule 8.3(a) of the Code, any person who is interested in 1 per cent or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the Offer Period and, if later, following the announcement in which any securities exchange offeror is first identified.

An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 p.m. (London time) on the 10th Business Day following the commencement of the Offer Period and, if appropriate, by no later than 3.30 p.m. (London time) on the 10th Business Day following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1 per cent or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s), save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 p.m. (London time) on the Business Day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3 of the Code.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4 of the Code).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the Offer Period commenced and when any offeror was first identified. You should contact the Panel’s Market Surveillance Unit on +44 (0)20 7638 0129 if you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure.

Information relating to Wincanton Shareholders

Please be aware that addresses, electronic addresses and certain other information provided by Wincanton Shareholders, persons with information rights and other relevant persons for the receipt of communications from Wincanton may be provided to GXO during the Offer Period as required under Section 4 of Appendix 4 to comply with Rule 2.11(c) of the Code.

Publication on website and hard copies

A copy of this Announcement and the documents required to be published pursuant to Rule 26 of the Code will be available free of charge, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, on GXO’s website at https://gxo.com/information-regarding-cash-offer-for-wincantonplc and Wincanton’s website at www.wincanton.co.uk/investors/. Neither the content of any website referred to in this Announcement nor the content of any website accessible from hyperlinks is incorporated into, or forms part of, this Announcement.

In accordance with Rule 30.3 of the Code, Wincanton Shareholders, persons with information rights and participants in the Wincanton Share Plans may request a hard copy of this Announcement by contacting Equiniti during business hours on +44 (0)371 384 2050 or by submitting a request in writing to Equiniti at Aspect House, Spencer Road, Lancing, West Sussex, BN99 6DA, United Kingdom. Calls outside the United Kingdom will be charged at the applicable international rate. The helpline is open between 8.30 a.m. to 5.30 p.m. (London time), Monday to Friday, excluding public holidays in England and Wales. Please note that Equiniti cannot provide any financial, legal or tax advice and calls may be recorded and monitored for security and training purposes. Wincanton Shareholders may also request that all future documents, announcements and information to be sent to them in relation to the Acquisition should be in hard copy form. If a Wincanton Shareholder has received this Announcement in electronic form, hard copies of this Announcement and any document or information incorporated by reference into this Announcement will not be provided unless such a request is made.

Rounding

Certain figures included in this Announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION

THIS ANNOUNCEMENT CONTAINS INSIDE INFORMATION FOR THE PURPOSES OF ASSIMILATED REGULATION (EU) 596 / 2014 AS IT FORMS PART OF THE LAW OF THE UNITED KINGDOM BY VIRTUE OF THE EUROPEAN UNION (WITHDRAWAL) ACT 2018. UPON PUBLICATION OF THIS ANNOUNCEMENT, THIS INFORMATION IS NOW CONSIDERED TO BE IN THE PUBLIC DOMAIN

FOR IMMEDIATE RELEASE

29 February 2024

CASH OFFER

FOR

WINCANTON PLC

BY

GXO LOGISTICS, INC.

1.             Introduction

The Board of GXO Logistics, Inc. (“GXO”) is pleased to announce a cash offer to be made by GXO to acquire the whole of the issued and to be issued share capital of Wincanton Plc (“Wincanton”) not already held by GXO or any of its associates.

The Acquisition is intended to be effected by means of a takeover offer as defined in Part 28 of the Companies Act (although GXO reserves the right to elect, with the consent of the Panel, to implement the acquisition of the Wincanton Shares by way of a Scheme as an alternative to the Offer).

2.             The Acquisition

Under the terms of the Offer, which will be subject to the Conditions and further terms set out in Appendix 1 to this Announcement and to the full terms and conditions which will be set out in the Offer Document, Wincanton Shareholders will receive:

for each Wincanton Share held	605 pence in cash

The Acquisition Price values the entire existing issued and to be issued share capital of Wincanton at approximately £762 million on a fully diluted basis and values Wincanton at approximately £764 million on an enterprise value basis.

The Acquisition Price implies an enterprise value multiple of approximately 7.0 times Wincanton’s underlying EBITDA (IAS 17 basis) when factoring in full annual net run-rate synergies of £45 million (pre-tax) and 11.9 times pre-synergies (in each case for the twelve-month period ended on 30 September 2023).

The Acquisition Price represents a premium of approximately:

·	26 per cent. to the offer price per Wincanton Share of 480 pence from CEVA which was announced on 26 February 2024; and

·	104 per cent. to the Closing Price per Wincanton Share of 297 pence on 18 January 2024, being the last Business Day before the commencement of the Offer Period.

The Acquisition provides Wincanton Shareholders with superior value to the CEVA Final Offer, as the Acquisition Price represents an increase of 125 pence per Wincanton Share and, in aggregate, approximately £157 million in the total offer value on a fully diluted basis, compared with the terms of the CEVA Final Offer. Accordingly, GXO expects that the Wincanton Board will recommend the Acquisition in due course.

The Wincanton Shares will be acquired by GXO fully paid and free from all liens, equitable interests, charges, encumbrances, rights of pre-emption and any other third party rights or interests whatsoever and together with all rights attaching thereto as at the Announcement Date or subsequently attaching or accruing to them, including (without limitation) the right to receive and retain, in full, all dividends and other distributions (if any) declared, made, paid or payable or any other return of capital (whether by way of reduction of share capital or share premium account or otherwise) made on or after the Announcement Date in respect of the Wincanton Shares.

GXO has received irrevocable undertakings to accept (or procure the acceptance of) the Offer (and, if the Acquisition is subsequently structured as a Scheme, to vote (or to procure the vote) in favour of the Scheme at the Court Meeting and the resolution(s) to be proposed at the Wincanton General Meeting) in respect of 34,616,239 Wincanton Shares, representing approximately 27.8 per cent of the existing issued share capital of Wincanton as at the Latest Practicable Date.

If any dividend and/or other distribution and/or other return of capital is announced, declared, made or paid or becomes payable in respect of Wincanton Shares on or after the Announcement Date, GXO reserves the right to reduce the cash consideration due under the terms of the Acquisition at such date by an amount up to the amount of such dividend and/or distribution and/or return of capital. In such circumstances, Wincanton Shareholders will be entitled to retain any such dividend, distribution or other return of capital declared, made or paid. Any such reduction of the cash consideration due under the terms of the Acquisition or other exercise by GXO of its rights referred to in this paragraph shall be the subject of an announcement and, for the avoidance of doubt, not be regarded as constituting any revision or variation of the terms of the Acquisition or the Offer.

It is currently expected that the Offer Document will be published as soon as reasonably practicable and, in any event, within 28 days of this Announcement and that, subject to the satisfaction or, where applicable, waiver of all relevant Conditions and the further terms set out in Appendix 1 to this Announcement and to be set out in the Offer Document, the Offer is expected to become Effective in mid-Q2 2024.

3.             Background to and reasons for the Acquisition

The GXO Board believes the combination with Wincanton would advance GXO’s position as a global pure-play contract logistics leader by expanding its presence in a key market, enhancing its capabilities to better serve customers and drive long-term shareholder value creation. The combination has compelling strategic and financial logic and represents an opportunity for GXO to capitalise on exciting, structural growth opportunities within the UK and Ireland.

GXO knows Wincanton well and is impressed by its position as a logistics partner of choice for UK and Irish businesses. GXO values Wincanton’s collaborative relationships with its Aerospace, Public and Industrial, Grocery and Consumer, General Merchandise, and eFulfilment customers. GXO believes it is well-positioned to support and develop Wincanton’s refocused strategy built around these five business divisions by leveraging GXO’s technology and expertise in these areas.

The GXO Board also believes that the Acquisition provides Wincanton Shareholders with a superior and compelling alternative to the CEVA Final Offer, representing an increase of 125 pence per Wincanton Share compared with the CEVA Final Offer (a 26 per cent. increase).

GXO believes the transaction greatly increases the opportunities for the combined business in key sectors and creates significant value for all stakeholders in several respects:

Expands GXO’s presence in key strategic growth verticals

The combination will expand GXO’s offering and customer base in a number of key strategic growth verticals in the UK, including Aerospace, Utilities, Industrial, and Healthcare, providing GXO with a springboard to offer industrial services across Europe. GXO has a market-leading service platform for Aerospace and Defence in the U.S., and the combined company will enhance service for UK customers in that vertical by leveraging GXO’s capabilities and expertise.

Materially enhances service offering for UK and Ireland customers across a broader range of sectors and geographies

This complementary combination will allow new and existing customers to benefit from a broader range of services and capabilities and an expanded global platform.

GXO recognises that long-term value creation will be maximised by a continued focus on Wincanton’s customers and providing the necessary support and resources to best serve them. The combination will build upon Wincanton's proven expertise in partnering with a diverse range of customers from SMEs to blue-chip clients and across sectors. Through the combination, Wincanton customers will also have the opportunity to seamlessly globalize their supply chain operations across the 27 countries where GXO operates.

Improves operations for UK and Ireland customers through advanced technology

GXO prides itself on its technology and automation, and this combination will allow Wincanton customers to enhance the efficiency and resilience of their fulfilment operations through advanced tech deployment and investment. Combining GXO’s and Wincanton’s complementary service capabilities and technologies will enable GXO to further enhance its customer proposition with agile, automated solutions that support customers’ digital transformation efforts.

Creates significant synergies, financial benefits and shareholder value

The complementary service offerings, customer portfolios and footprints will provide additional growth opportunities. Additionally, the complementary infrastructure and offerings will enable GXO to manage the combined company more efficiently, resulting in greater productivity and lower costs for the benefit of customers.

The Acquisition is highly synergistic. The GXO Board’s expectation is that the combination will lead to full annual net run-rate synergies of £45 million (pre-tax), based on procurement, and other operational overlap that can be realised by the third year of integration.

As a result, the GXO Board expects the Acquisition to be immediately accretive to earnings per share, excluding synergies and on a pro-forma basis double digit enhancing including full run-rate cost synergies.

Proven integration blueprint, complementary platforms and a natural cultural fit

Following the successful acquisition and integration of Clipper Logistics in 2022, GXO has a proven track record of successfully and smoothly acquiring, integrating, and operating UK businesses whilst continuing to deliver sustainable value creation.

The GXO Board believes that Wincanton and GXO have complementary cultures and operating philosophies. Both GXO and Wincanton possess strong cultures driven by teamwork, integrity and operational excellence, which will ensure a rapid integration process and provide a strong basis for future growth.

Fortifies position as an employer of choice and a sustainability leader

GXO has a demonstrated track record of creating an inclusive and rewarding culture for its people. It employs over 40,000 employees in the UK and is deeply committed to continuing valuable job creation in the market and strengthening engagement with community organizations across the country.

GXO and Wincanton have a strong focus on driving value through sustainable operations, and GXO welcomes the opportunity to combine two companies with shared values and a longstanding commitment to enabling the circular economy.

4.             Irrevocable undertakings

GXO has received irrevocable undertakings to accept (or procure the acceptance of) the Offer (and, if the Offer is subsequently structured as a Scheme, to vote (or to procure the vote) in favour of the Scheme at the Court Meeting and the resolution(s) to be proposed at the Wincanton General Meeting) in respect of 34,616,239 Wincanton Shares, representing approximately 27.8 per cent of the existing issued share capital of Wincanton as at the Latest Practicable Date.

Further details of these irrevocable undertakings (including the circumstances in which they may lapse) are set out in Appendix 3 to this Announcement.

5.             Information on GXO

GXO is the world’s largest pure-play contract logistics provider and is benefiting from the rapid growth of ecommerce, automation and outsourcing. It is listed on the New York Stock Exchange with a market capitalisation of US$6.2 billion as at close of business on 27 February 2024.

GXO is committed to providing a diverse, world-class workplace for more than 130,000 team members across more than 970 facilities totalling approximately 200 million square feet in 27 countries. The company partners with the world’s leading blue-chip companies to solve complex logistics challenges with technologically advanced supply chain and ecommerce solutions, at scale and with speed. GXO’s revenue is diversified across numerous verticals and customers, including many multinational corporations.

GXO’s customers rely on it to move their goods with high efficiency through their supply chains – from the moment inbound goods arrive at GXO’s logistics sites, through fulfilment and distribution and, in an increasing number of cases, the management of returned products. GXO’s customer base includes many blue-chip leaders in sectors that demonstrate high growth or durable demand over time, with significant growth potential through customer outsourcing of logistics services.

As part of its growth strategy, GXO intends to develop additional business in consumer and other verticals where it already has deep expertise, diverse range of customer relationships and a strong track record of successful performance. GXO also intends to expand into new verticals by taking advantage of its technological strengths and by marketing the benefits of its platform for warehouse operations. GXO uses this technology to manage advanced automation, labour productivity, safety and the complex flow of goods within sophisticated logistics environments.

During calendar year 2023, GXO won contracts worth approximately US$1 billion in lifetime contract value, with approximately 40 per cent. generated from outsourcing as more companies look to GXO to transform their supply chains. The annualized business wins are expected to add approximately US$600 million of incremental revenue in 2024.

For the year ended 31 December 2023, GXO generated revenue of US$9.8 billion and net income attributable to common shareholders of US$229 million. Additional information on GXO’s latest financial results can be found at https://investors.gxo.com/.

6.             Information on Wincanton

Wincanton is listed on the premium segment of the Main Market of the London Stock Exchange. Wincanton is a leading British supply chain solutions company. The Wincanton Group provides business critical services including storage, handling and distribution; high volume eFulfilment; retailer ‘dark stores’; two-person home delivery; fleet and transport management; and network optimisation for many of the UK’s best-known companies.

The Wincanton Group services customers across a range of sectors including food and consumer goods; retail and manufacturing; eCommerce; the public sector; major infrastructure; building materials; fuel; and defence. Wincanton’s approximately 20,300-strong team operates from more than 170 sites across the country.

7.             Directors, management, employees, pensions, research and development and      locations of business

Strategic plans for the Wincanton Group

GXO believes that the Acquisition has a compelling strategic and financial rationale and will create significant value for all Wincanton stakeholders and is consistent with GXO’s long-term growth strategy.

GXO believes that there is a strong strategic fit between the businesses of Wincanton and GXO based on the diversification and growth opportunities created by adding Wincanton’s UK & Ireland customer portfolio to GXO. As such, GXO is confident in the future prospects of Wincanton's business and its long-term value.

Prior to this Announcement, consistent with market practice, GXO has been granted access to Wincanton’s senior management for the purposes of high-level confirmatory due diligence. This has enabled GXO to develop a preliminary strategy for the Enlarged Group, however, it intends to undertake a full evaluation of the Wincanton Group in the 12 months following completion of the Acquisition in order to formulate detailed plans regarding the impact of the Acquisition.

The GXO Directors expect full annual gross run-rate synergies of approximately £50 million (pre-tax) to be realized by the third year of integration. The principal sources of these synergies are as follows:

·	approximately 54 per cent. from combining UK and Ireland support functions and central costs;

·	approximately 30 per cent. from the removal of costs associated with Wincanton’s status as a listed company, in the UK;

·	approximately 6 per cent. from fleet procurement savings; and

·	approximately 10 per cent. from other cost and procurement savings.

It is envisaged that the realisation of the identified cost synergies will result in non-recurring integration costs of approximately £43 million in aggregate over the first 3 years following commencement of integration.

Potential areas of dis-synergy (such as natural customer attrition) have also been considered and were determined by GXO management to be approximately £5 million.

The expected synergies will accrue as a direct result of the success of the Acquisition and would not be achieved on a standalone basis.

In addition to these quantified cost synergies, the GXO Directors believe that significant further value can be created through additional opportunities, which will allow new and existing customers to benefit from a broader range of services and capabilities and an expanded global platform that more closely matches the footprint of its customers and their needs for advanced solutions.

These statements of identified synergies and estimated cost efficiencies relate to future actions and circumstances which by their nature involve risks, uncertainties and contingencies. As a consequence, the identified synergies and estimated cost efficiencies referred to may not be achieved, may be achieved later or sooner than estimated, or those could be materially different from those estimated.

These statements are not intended as a profit forecast and should not be interpreted as such.

Employees and management

GXO attaches great importance to the competence, skills and experience of Wincanton's management team and employees, who have been key to Wincanton's continued success and to building the strong relationships that Wincanton holds with its customers and other stakeholders. As such, GXO expects the Wincanton management and employees to continue to contribute to the success of the Enlarged Group following completion of the Acquisition. GXO expects the Wincanton management and employees will benefit from greater opportunities as a result of being part of the Enlarged Group.

GXO has not yet begun to carry out the evaluation referred to above and has not reached any conclusions as to its likely outcome or made any decisions in relation to any specific actions that may be taken as a result of this evaluation. GXO therefore cannot be certain what impact there will be on the employment of, and the balance of skills and functions of, the management and employees of the Enlarged Group, beyond the anticipated reduction in the proportion of employees based in support functions within the Enlarged Group’s overall workforce.

Headcount

While synergies are expected from combining support functions, GXO expects overall headcount will increase long-term as part of ongoing efforts to grow its UK operations.

The GXO Board recognises that in order to achieve the expected benefits of the Acquisition, administrative restructuring will be required following completion of the Acquisition. The steps for such a restructuring are not yet known, but it is anticipated that headcount reductions would total less than 0.2 per cent. across the Enlarged Group (including in particular from combining support functions and specifically roles currently supporting Wincanton’s status as a public listed company).

GXO intends to retain the best talent across the Enlarged Group. The finalisation and implementation of any restructuring and workforce integration will be subject to detailed and comprehensive planning as part of the evaluation referred to above.

The evaluation and implementation of any headcount reductions would be subject to appropriate engagement with stakeholders, including affected employees and any appropriate employee representative bodies in accordance with the legal obligations of the Enlarged Group, at the relevant time.

The existing non-executive directors of Wincanton will resign from office as directors of Wincanton following completion of the Acquisition.

Existing employee rights and pensions

GXO intends to fully safeguard the existing contractual and statutory employment rights and pensions rights of all Wincanton Group's management and employees, in accordance with applicable law.

The Wincanton Pension Scheme includes a defined benefit section which has been closed to future accrual since 2014. GXO does not intend to reopen the Pension Scheme to new members. Similarly, GXO does not intend to make any changes to the benefits provided by the Wincanton defined contribution pension scheme. GXO intends to continue to make contributions in line with the current arrangements for the Pension Scheme and to facilitate the future review of the Wincanton defined benefit pension section and, if required, to comply with the covenants disclosed following the 2023 triennial valuation.

Management incentive arrangements

Following completion of the Acquisition, GXO intends to review the management, governance and incentive structure of Wincanton. GXO has not entered into, and has not discussed, any new form of incentive arrangement with any member of Wincanton’s management, but may put in place new incentive arrangements for certain members of Wincanton’s management following the Acquisition becoming Effective.

Locations of business, headquarters, fixed assets and research and development

The GXO Directors believe that the Enlarged Group will benefit from a strengthened presence in the UK and Ireland based on complementary footprint. Following completion of the Acquisition, GXO envisages that Wincanton will retain its existing UK headquarters and headquarter functions (other than as noted above in relation to listed company functions). The Enlarged Group’s headquarters will be located at GXO’s head office in Greenwich, Connecticut, USA. Following completion of the Acquisition, GXO will review all of Wincanton’s sites and offices as part of its full evaluation of the Wincanton Group. GXO believes that the Wincanton Group has a highly complementary footprint to GXO; however, where synergies are identified, some of the Enlarged Group’s sites may be consolidated or repurposed to better integrate Wincanton and GXO into the Enlarged Group and to facilitate the integration of Wincanton Group employees. GXO does not intend material redeployment of any of Wincanton’s fixed assets as a result of the Acquisition.

GXO recognizes the important role of R&D and technology in Wincanton’s business. GXO will seek to better understand the existing structure of Wincanton’s R&D and technology function and evaluate opportunities to further enhance this after completion of the Acquisition. It does not intend to make any material changes to the R&D and technology functions of either Wincanton or GXO.

Trading facilities

The Wincanton Shares are currently listed on the Official List and admitted to trading on the London Stock Exchange's Main Market. As set out in paragraph 12 below, in the event that the Acquisition becomes Effective, and sufficient acceptances are received, requests will be made to the London Stock Exchange to cancel trading in Wincanton Shares and de-list Wincanton from the Official List, with effect shortly following the Effective Date, and steps will be taken to re-register it as a private limited company.

Post-offer undertakings

No statements in this paragraph 7 are "post-offer undertakings" for the purposes of Rule 19.5 of the Code.

8.             Wincanton Share Plans

Participants in the Wincanton Share Plans will be contacted regarding the effect of the Acquisition on their rights under the Wincanton Share Plans and, in the case of the LTIP and the DSBP, appropriate proposals will be made to such participants which reflect their entitlements under the Wincanton Share Plans. Further details of such proposals will be set out in the Offer Document and in separate letters to be sent to the participants in due course.

9.             Financing

The cash consideration payable by GXO to Wincanton Shareholders under the terms of the Acquisition will be funded through third party debt incurred by GXO. Such third-party debt is to be provided under a bridge facility agreement arranged by BofA Securities, Inc. (or an affiliate thereof) (the Bridge Facility).

Rothschild & Co, lead financial adviser to GXO, are satisfied that the resources available to GXO are sufficient to enable GXO to satisfy in full the cash consideration payable under the terms of the Acquisition.

Further information in relation to the financing of the Acquisition will be set out in the Offer Document.

10.             Offer-related arrangements

Confidentiality Agreement

Pursuant to the Confidentiality Agreement, GXO has undertaken to keep, and to procure that certain of its representatives keep, confidential information relating to (amongst other things) Wincanton and the Acquisition, to use such information solely for the agreed purposes in relation to the Acquisition and not to disclose it to third parties (with certain exceptions). These confidentiality obligations will remain in force until 12 February 2026 (or, if earlier, the date on which the Scheme Court Order has been delivered to the Registrar of Companies for registration (if the Acquisition is implemented by way of a Scheme) or the Acquisition otherwise becomes unconditional in all respects).

The Confidentiality Agreement also contains certain non-solicitation undertakings from GXO for a period of 15 months in relation to certain employees of Wincanton in certain circumstances.

11.             Conditions

The Offer will be subject to the Conditions and certain further terms set out in Appendix 1 and the further terms and conditions to be set out in the Offer Document when issued. The Offer shall lapse unless all of the Conditions have been fulfilled or, where permitted, waived or, where appropriate, have been determined by GXO to be or remain satisfied by 11.59p.m. (London time) on the earlier of the Unconditional Date and the Long-Stop Date (subject to the rules of the Code and where applicable, the consent of the Panel), including in particular:

·	GXO receiving valid acceptances in respect of, and/or having otherwise acquired Wincanton Shares which constitute not less than 75 per cent. of the voting rights relating to the Wincanton Shares or waiving such condition, subject to receiving acceptances in respect of over 50 per cent. of such voting rights;

·	confirmation of no objection to the change of control of Risk Underwriting (Guernsey) Limited by the GFSC under the Guernsey Insurance Law;

·	clearance in the United Kingdom under the NSI Act;

·	satisfaction or, where applicable, waiver of the other Conditions (listed in Appendix 1 to this Announcement); and

·	the Offer becoming Effective by no later than the Long-Stop Date.

Further details are set out in Part B of Appendix 1.

12.             Delisting and compulsory acquisition

If the Offer becomes or is declared unconditional, and sufficient acceptances are received, GXO intends to procure that Wincanton will make an application for the cancellation of the listing of the Wincanton Shares on the Official List and for the cancellation of trading of the Wincanton Shares on the Main Market of the London Stock Exchange.

It is anticipated that the application for cancellation of listing on the Official List and admission to trading on the London Stock Exchange will take effect no earlier than the date that is 20 business days after GXO has acquired or agreed to acquire 75 per cent of the voting rights attaching to the Wincanton Shares.

If GXO receives acceptances under the Offer in respect of, or otherwise acquires, 90 per cent or more of the Wincanton Shares to which the Offer relates, GXO will exercise its rights pursuant to the provisions of Part 28 of the Companies Act to acquire compulsorily the remaining Wincanton Shares in respect of which the Offer has not been accepted.

It is also intended that, following the Offer becoming or being declared unconditional, Wincanton will be re-registered as a private company under the relevant provisions of the Companies Act.

The cancellation of the listing of the Wincanton Shares and the re-registration of Wincanton as a private limited company would significantly reduce the liquidity and marketability of any Wincanton Shares not assented to the Offer at that time, and the reporting and disclosure requirements will be significantly reduced. Any remaining Wincanton Shareholders would become minority shareholders in a majority controlled private limited company and may therefore be unable to sell their Wincanton Shares. There can be no certainty that Wincanton would pay any further dividends or other distributions or that such minority Wincanton Shareholders would again be offered an opportunity to sell their Wincanton Shares on terms which are equivalent to or no less advantageous than those under the Offer.

13.             Disclosure of interests in Wincanton Shares

Except for the irrevocable undertakings referred to in paragraph 4 above, as at the close of business on the Latest Practicable Date, save as disclosed below, neither GXO, its directors, any member of the GXO Group nor, so far as any of the directors of GXO is aware, any person acting in concert (within the meaning of the Code) with GXO for the purposes of the Acquisition (i) had any interest in or right to subscribe for any Wincanton Shares or securities convertible into Wincanton Shares, or (ii) had any short positions in respect of Wincanton Shares or securities convertible into Wincanton Shares (whether conditional or absolute and whether in the money or otherwise), including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery, or (iii) had borrowed or lent any Wincanton Shares or securities convertible into Wincanton Shares (including, for these purposes, any financial collateral arrangements of the kind referred to in Note 4 on Rule 4.6 of the Code) save for any borrowed shares which have been either on-lent or resold, or (iv) had a dealing arrangement of the kind referred to in Note 11 on the definition of acting in concert in the Code in relation to Wincanton Shares or securities convertible or exchangeable into Wincanton Shares, other than:

Issued Share Capital

Name	Status	Number of Wincanton Shares	Percentage of Wincanton Shares
Malcolm Wilson	Director of GXO	209	0.0%

Enquiries have been made of certain parties who may be deemed by the Panel to be acting in concert with GXO for the purposes of the Offer and any disclosure in respect of such parties will be included in the Offer Document.

14.             Overseas Shareholders

The availability of the Acquisition or the distribution of this Announcement to persons who are not resident in the United Kingdom may be affected by the laws and regulations of the relevant jurisdiction. Such persons should inform themselves of, and observe, any applicable legal or regulatory requirements. Wincanton Shareholders who are in any doubt regarding such matters should consult an appropriate independent professional adviser in the relevant jurisdiction without delay.

This Announcement does not constitute, or form part of, any offer for, or any solicitation of any offer for, or an invitation to purchase securities, nor is it a solicitation of any vote or approval in any jurisdiction, nor will there be any purchase or transfer of the securities referred to in this Announcement in any jurisdiction in contravention of applicable law or regulation. Wincanton Shareholders are advised to read the Offer Document carefully once this has been dispatched.

15.             Documents published on a website

Copies of the following documents will be made available promptly, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, on both Wincanton’s website at https://www.wincanton.co.uk/investors/ and GXO’s website at https://gxo.com/information-regarding-cash-offer-for-wincantonplc and in any event by no later than noon on the business day following this Announcement and will remain so available until the end of the Offer Period:

·	this Announcement;

·	the Confidentiality Agreement;

·	the Bridge Facility;

·	the irrevocable undertakings referred to in paragraph 4 above; and

·	the consents of Rothschild & Co and BofA Securities referred to in paragraph 16 below.

16.             General

The Offer Document will be posted to Wincanton Shareholders as soon as practicable.

GXO reserves the right, subject to the prior consent of the Panel, to elect to implement the acquisition of the Wincanton Shares by way of a Scheme. In such event, the Scheme will be implemented on substantially the same terms, so far as applicable, as those which would apply to the Offer, subject to appropriate amendments (including to statutory voting requirements), so far as applicable to reflect the change in method of implementing the Offer.

GXO reserves the right to elect to implement the acquisition via a wholly-owned subsidiary, in which case such company would be subject to and bound by the terms of the Acquisition.

Investors should be aware that GXO may purchase Wincanton Shares otherwise than under any Offer or a Scheme , such as in open market or privately negotiated purchases.

Rothschild & Co (as lead financial adviser to GXO) has given and not withdrawn its consent to the publication of this Announcement with the inclusion herein of the references to its name in the form and context in which they appear.

BofA Securities (as joint financial adviser and corporate broker to GXO) has given and not withdrawn its consent to the publication of this Announcement with the inclusion herein of the references to its name in the form and context in which it appears.

The Acquisition will be subject to the Conditions and certain further terms of the Acquisition set out herein and in Appendix 1 and to the full terms and conditions to be set out in the Offer Document. The bases and sources of certain financial information and calculations contained in this Announcement are set out in Appendix 2. Appendix 3 contains details of the irrevocable undertakings procured by GXO in relation to the Acquisition. Certain terms used in this Announcement are defined in Appendix 4.

Enquiries

GXO Matthew Schmidt (US media) Neil Shelton (Investor contact) Chris Jordan (Investor contact)	+1 (203) 307 2809 +44 (0)7929 651 023 + 1 (203) 769 7228
Rothschild & Co (Lead Financial Adviser to GXO) Neil Thwaites Matthew Price	+44 (0)20 7280 5000
BofA Securities (Joint Financial Adviser and Corporate Broker to GXO) Geoff Iles Peter Luck Justin Anstee Ray Williams	+44 (0)20 7628 1000
Brunswick (PR Adviser to GXO) Simon Sporborg David Litterick Pip Green	+44 (0)20 7404 5959

Freshfields Bruckhaus Deringer LLP is acting as legal adviser to GXO in connection with the Acquisition. Wachtell Lipton Rosen & Katz is acting as legal adviser to GXO in connection with debt finance aspects of the Acquisition.

Important notices

N.M. Rothschild & Sons Limited (Rothschild & Co), which is authorised and regulated by the Financial Conduct Authority in the United Kingdom, is acting exclusively for GXO and for no one else in connection with this Announcement and will not be responsible to anyone other than GXO for providing the protections afforded to its clients or for providing advice in connection with the Acquisition or the subject matter of this Announcement.

Merrill Lynch International (BofA Securities), a subsidiary of Bank of America Corporation, which is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority in the United Kingdom, is acting exclusively for GXO and for no one else in connection with the matters set out in this Announcement and will not be responsible to anyone other than GXO for providing the protections afforded to its clients or for providing advice in relation to the subject matter of this Announcement or any other matters referred to in this Announcement.

Further information

This Announcement is for information purposes only and is not intended to and does not constitute, or form part of, an offer to sell or an invitation to purchase any securities or the solicitation of an offer to buy, or otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the Acquisition or otherwise, nor shall there be any purchase, sale, issuance, transfer or exchange of securities of Wincanton or such solicitation in any jurisdiction in contravention of applicable law. The Acquisition will be made solely by means of the Offer Document and (in respect of Wincanton Shares held in certificated form) the acceptance forms accompanying the Offer Document (or, if the Acquisition is effected by way of a Scheme, the Scheme Document and its related documentation) which will, together, contain the full terms and conditions of the Acquisition including details of how it may be accepted.

This Announcement has been prepared for the purpose of complying with English law, the Code, the UK Market Abuse Regulation and the Disclosure Guidance and Transparency Rules and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of other jurisdictions.

GXO urges Wincanton Shareholders to read the Offer Document when it becomes available because it will contain important information relating to the Acquisition. Any decision or other response in relation to the Acquisition should be based on the information contained in the Offer Document (or, if the Acquisition is implemented by way of a Scheme, the Scheme Document).

Each Wincanton Shareholder is advised to consult their independent professional adviser regarding the tax consequences to them (or to their beneficial owners) of the Acquisition.

This Announcement does not constitute a prospectus, prospectus equivalent document or exempted document.

This Announcement contains inside information in relation to Wincanton for the purposes of Article 7 of the UK Market Abuse Regulation. Upon publication of this Announcement, this information is now considered to be in the public domain.

If you are in any doubt about the contents of this Announcement or the action you should take, you are recommended to seek your own independent financial advice immediately from your stockbroker, bank manager, solicitor, accountant or independent financial adviser duly authorised under FSMA if you are resident in the United Kingdom or, if not, from another appropriately authorised independent financial adviser.

Overseas jurisdictions

The availability of the Offer to Wincanton Shareholders who are not resident in and citizens of the United Kingdom may be affected by the laws of the relevant jurisdictions in which they are located or of which they are citizens. Persons who are not resident in the United Kingdom should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdictions. Further details in relation to Overseas Shareholders will be contained in the Offer Document.

The release, publication or distribution of this Announcement in or into jurisdictions other than the UK may be restricted by law and therefore any persons who are not resident in the United Kingdom or who are subject to the law of any jurisdiction other than the United Kingdom should inform themselves about, and observe, any applicable requirements. Any failure to comply with the applicable restrictions may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, the companies and persons involved in the Acquisition disclaim any responsibility or liability for the violation of such restrictions by any person. This Announcement has been prepared for the purposes of complying with English law and the Code and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside of England.

The Offer will not be made, directly or indirectly, in, into or from any jurisdiction where to do so would violate the laws in that jurisdiction. Accordingly, copies of this Announcement and formal documentation relating to the Offer will not be, and must not be, mailed or otherwise forwarded, distributed or sent in, into or from any jurisdiction where to do so would violate the laws of that jurisdiction.

The Acquisition will be subject to the applicable requirements of the Code, the Panel, the London Stock Exchange, the FCA, the Listing Rules and the Registrar of Companies.

Notice to United States Wincanton Shareholders

The Offer is being made for the securities of a UK company (proposed to be effected by means of contractual offer under the laws of England and Wales) and is subject to UK disclosure requirements, which are different from those of the United States. Wincanton’s financial statements, and all financial information included in this Announcement, has been prepared in accordance with accounting standards applicable in the United Kingdom and may not be comparable to financial information of United States companies or other companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

The Offer will be made in the United States pursuant to an exemption from the United States tender offer rules provided by Rule14d-1(c) under the US Exchange Act and otherwise in accordance with the requirements of the Code. Accordingly, the Offer will be subject to disclosure and other procedural requirements, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments, that are different from those applicable under United States domestic tender offer procedures and law.

The receipt of cash pursuant to the Offer by a United States Wincanton Shareholder will likely be a taxable transaction for United States federal income tax purposes and under applicable state and local, as well as foreign and other tax laws. Each holder of Wincanton Shares is urged to consult his or her independent professional advisor immediately regarding the tax consequences of acceptance of the Offer.

It may be difficult for United States Wincanton Shareholders to enforce their rights and any claim arising out of the United States federal securities laws, since Wincanton is located in a country other than the United States, and some or all of their officers and directors may be residents of countries other than the United States. United States Wincanton Shareholders may not be able to sue a non-US company or its officers or directors in a non-US court for violations of the United States securities laws. Further, it may be difficult to compel a non-US company and its affiliates to subject themselves to a United States court’s judgement.

Forward looking statements

This Announcement (including information incorporated by reference in this Announcement), oral statements made regarding the Acquisition, and other information published by GXO contain statements which are, or may be deemed to be, “forward-looking statements”, including for the purposes of the US Private Securities Litigation Reform Act of 1995. Forward-looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and projections of the management of GXO about future events, and are therefore subject to risks and uncertainties which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. The forward-looking statements contained in this Announcement include statements relating to the expected effects of the Acquisition on GXO and Wincanton, the expected timing and scope of the Acquisition and other statements other than historical facts. Often, but not always, forward-looking statements can be identified by the use of forward-looking words such as “plans”, “expects” or “does not expect”, “is expected”, “is subject to”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases or statements that certain actions, events or results “may”, “could”, “should”, “would”, “might” or “will” be taken, occur or be achieved. Although GXO believes that the expectations reflected in such forward-looking statements are reasonable, GXO can give no assurance that such expectations will prove to be correct. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, the satisfaction of the Conditions and the risks discussed in GXO’s filings with the SEC, as well as additional factors, such as: economic conditions generally; supply chain challenges, including labour shortages; competition and pricing pressures; GXO and/or Wincanton’s ability to align GXO and/or Wincanton’s investments in capital assets, including equipment, service centres and warehouses, to their respective customers’ demands; GXO and/or Wincanton’s ability to successfully integrate and realise anticipated benefits, synergies, cost savings and profit improvement opportunities with respect to acquired companies, including the Acquisition; acquisitions may be unsuccessful or result in other risks or developments that adversely affect GXO and/or Wincanton’s financial condition and results; GXO and/or Wincanton’s ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; GXO and/or Wincanton’s ability to raise debt and equity capital; litigation; labour matters, including GXO and/or Wincanton’s ability to manage its subcontractors, and risks associated with labour disputes at GXO and/or Wincanton’s customers and efforts by labour organizations to organize its employees; risks associated with defined benefit plans for GXO and/or Wincanton’s current and former employees; fluctuations in currency exchange rates; fluctuations in fixed and floating interest rates; fluctuations in customer confidence and spending; issues related to GXO and/or Wincanton’s intellectual property rights; governmental regulation, including trade compliance laws, as well as changes in international trade policies and tax regimes; natural disasters, terrorist attacks or similar incidents; a material disruption of GXO and/or Wincanton’s operations; the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated or targeted; the impact of potential cyber-attacks and information technology or data security breaches; and the inability to implement technology initiatives or business systems successfully. Other unknown or unpredictable factors could cause actual results to differ materially from those in the forward-looking statements. Such forward-looking statements should therefore be construed in the light of such factors. Neither GXO nor any of its associates or directors, officers or advisers, provides any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements in this Announcement will actually occur. You are cautioned not to place undue reliance on these forward-looking statements. Other than in accordance with its legal or regulatory obligations (including under the UK Listing Rules and the Disclosure and Transparency Rules of the FCA), GXO is not under any obligation, and GXO expressly disclaims any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

No profit forecasts, profit estimates or quantified benefits statements

Except where expressly described as such, no statement in this Announcement is intended as a profit forecast, profit estimate or quantified benefits statement for any period and no statement in this Announcement should be interpreted to mean that earnings or earnings per share for Wincanton for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per share for Wincanton or to mean that the enlarged group’s earnings in the first 12 months following the Offer, or in any subsequent period, would necessarily match or be greater than those of GXO or Wincanton for the relevant preceding financial period or any other period.

Dealing disclosure requirements

Under Rule 8.3(a) of the Code, any person who is interested in 1 per cent. or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the Offer Period and, if later, following the announcement in which any securities exchange offeror is first identified.

An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 p.m. (London time) on the 10th Business Day following the commencement of the Offer Period and, if appropriate, by no later than 3.30 p.m. (London time) on the 10th Business Day following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1 per cent or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s), save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 p.m. (London time) on the Business Day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3 of the Code.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4 of the Code).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the Offer Period commenced and when any offeror was first identified. You should contact the Panel’s Market Surveillance Unit on +44 (0)20 7638 0129 if you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure.

Information relating to Wincanton Shareholders

Please be aware that addresses, electronic addresses and certain other information provided by Wincanton Shareholders, persons with information rights and other relevant persons for the receipt of communications from Wincanton may be provided to GXO during the Offer Period as required under Section 4 of Appendix 4 to comply with Rule 2.11(c) of the Code.

Publication on website and hard copies

A copy of this Announcement and the documents required to be published pursuant to Rule 26 of the Code will be available free of charge, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, on GXO’s website at https://gxo.com/information-regarding-cash-offer-for-wincantonplc and Wincanton’s website at www.wincanton.co.uk/investors/. Neither the content of any website referred to in this Announcement nor the content of any website accessible from hyperlinks is incorporated into, or forms part of, this Announcement.

In accordance with Rule 30.3 of the Code, Wincanton Shareholders, persons with information rights and participants in the Wincanton Share Plans may request a hard copy of this Announcement by contacting Equiniti during business hours on +44 (0)371 384 2050 or by submitting a request in writing to Equiniti at Aspect House, Spencer Road, Lancing, West Sussex, BN99 6DA, United Kingdom. Calls outside the United Kingdom will be charged at the applicable international rate. The helpline is open between 8.30 a.m. to 5.30 p.m. (London time), Monday to Friday, excluding public holidays in England and Wales. Please note that Equiniti cannot provide any financial, legal or tax advice and calls may be recorded and monitored for security and training purposes. Wincanton Shareholders may also request that all future documents, announcements and information to be sent to them in relation to the Acquisition should be in hard copy form. If a Wincanton Shareholder has received this Announcement in electronic form, hard copies of this Announcement and any document or information incorporated by reference into this Announcement will not be provided unless such a request is made.

Rounding

Certain figures included in this Announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Appendix 1

CONDITIONS AND CERTAIN FURTHER TERMS OF THE OFFER

A.             Conditions of the Offer

The Offer will be subject to the following conditions (Conditions):

Acceptances

1.             Valid acceptances being received (and not, where permitted, withdrawn) by not later than 1 p.m. (London time) on the Unconditional Date (or such other times and/or dates as GXO may specify, subject to the rules of the Code and where applicable with the consent of the Panel) in respect of not less than 75 per cent (or such lesser percentage as GXO may decide) in nominal value of the Wincanton Shares and of the voting attached to those shares, provided that: (i) this Condition 1 will not be satisfied unless GXO and/or any of its wholly-owned subsidiaries has acquired or agreed to acquire (whether pursuant to the Offer or otherwise) Wincanton Shares carrying in aggregate more than 50 per cent of the voting rights then exercisable at a general meeting of Wincanton; and (ii) unless the Panel consents otherwise, this Condition 1 shall only be capable of being satisfied when all Conditions 2 to 12 below have been satisfied or waived;

For the purposes of this Condition 1:

(a)	Wincanton Shares which have been unconditionally allotted but not issued before the Offer becomes or is declared unconditional, whether pursuant to the exercise of any outstanding subscription rights or conversion rights or otherwise, shall be deemed to carry the voting rights they will carry upon issue;

(b)	valid acceptances shall be deemed to have been received in respect of Wincanton Shares which are treated for the purposes of the Companies Act as having been acquired or contracted to be acquired by GXO by virtue of acceptances of the Offer; and

(c)	all percentages of voting rights and share capital are to be calculated by reference to the percentage held and in issue excluding any and all shares held in treasury by Wincanton from time to time.

General Conditions

In addition, subject as stated in Part B below and to the requirements of the Panel, the Offer will be conditional upon the following Conditions and, accordingly, the necessary actions to implement the Offer will not be taken unless such Conditions (as amended, if appropriate) have been satisfied or, where relevant, waived.

Antitrust and regulatory

GFSC Approval

2.             notification having been given (and not withdrawn, amended or lapsed) in writing by the GFSC that it does not object to GXO and each other person who will become the holder of an “approved supervised role” or “vetted supervised role” (each as defined in sections 16A(1) and 16A(2), respectively, of the Guernsey Insurance Law) of Risk Underwriting (Guernsey) Limited pursuant to the Guernsey Insurance Law as a consequence of the Acquisition becoming a holder of a vetted supervised role or an approved supervised role (as applicable), in each case in accordance with sections 25 and 26, respectively, of the Guernsey Insurance Law;

UK National Security Clearance

3.             a notification having been made and accepted under the NSI Act and one of the following having occurred:

(a)	the Secretary of State confirming before the end of the review period that no further action will be taken in relation to the Acquisition; or

(b)	if the Secretary of State issues a call-in notice in relation to the Acquisition:

(i)	the parties receiving a final notification pursuant to section 26(1)(b) of the NSI Act containing confirmation that the Secretary of State will take no further action in relation to the call-in notice and the Acquisition under the NSI Act; or

(ii)	the Secretary of State making a final order pursuant to section 26(1)(a) of the NSI Act in relation to the Acquisition, save to the extent that such an order prohibits the Acquisition;

Other third-party clearances and Authorisations

4.             the waiver (or non-exercise within any applicable time limits) by any relevant Third Party of any termination right, right of pre-emption, first refusal or similar right (which is material in the context of the Wider Wincanton Group taken as a whole) arising as a result of or in connection with the Acquisition including, without limitation, its implementation and financing or the proposed direct or indirect acquisition of any shares or other securities in, or control or management of, Wincanton by GXO or any member of the Wider GXO Group;

5.             other than in relation to the matters referred to in Conditions 2 and 3 above, all notifications, filings or applications which are necessary having been made in connection with the Acquisition and all relevant waiting and other time periods (including any extensions thereof) under any applicable legislation or regulation of any jurisdiction having expired, lapsed or been terminated (as appropriate) and all statutory and regulatory obligations in any jurisdiction having been complied with, in each case, in respect of the Acquisition or the acquisition by any member of the Wider GXO Group of any shares or other securities in, or control of, Wincanton or any other member of the Wider Wincanton Group, where the consequence of a failure to make such a notification, filing or application or to wait for the expiry, lapse, or termination of any such waiting or other time period would be unlawful in any jurisdiction;

6.             other than in relation to the matters referred to in Conditions 2 and 3 above, (i) all Authorisations deemed reasonably necessary by GXO in any jurisdiction for or in respect of the Acquisition (including, without limitation, its implementation and financing) and, except pursuant to Part 28 of the Companies Act, the acquisition or the proposed acquisition of any shares or other securities in, or control or management of, Wincanton or any other member of the Wider Wincanton Group by any member of the Wider GXO Group having been obtained from all appropriate Third Parties or (without prejudice to the generality of the foregoing) from any person or bodies with whom any member of the Wider Wincanton Group or the Wider GXO Group has entered into contractual arrangements and (ii) all Authorisations necessary, appropriate or desirable to carry on the business of any member of the Wider Wincanton Group in any jurisdiction which are material in the context of the Wider GXO Group or of the Wider Wincanton Group taken as a whole having been obtained and, in each case, all such Authorisations remaining in full force and effect and all filings necessary for such purpose having been made and there being no notice or intimation of an intention to revoke, suspend, restrict, modify or not to renew such Authorisations at the time at which the Acquisition becomes otherwise unconditional;

7.             other than in relation to the matters referred to in Conditions 2 and 3 above, no Third Party having given notice of a decision to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference (and in each case, not having withdrawn the same), or having required any action to be taken or otherwise having done anything, or having enacted, made or proposed any statute, regulation, decision, order or change to published practice or having taken any other steps (and in each case, not having withdrawn the same) which would reasonably be expected to:

(a)	require, prevent or materially delay the divestiture or materially alter the terms envisaged for such divestiture by any member of the Wider GXO Group or by any member of the Wider Wincanton Group of all or any portion of their respective businesses, assets or property or impose any limitation on the ability of any of them to conduct their businesses (or any part thereof) or to own, control or manage any of their assets or properties (or any part thereof) which, in any such case, is material in the context of the Wider GXO Group or of the Wider Wincanton Group taken as a whole;

(b)	except pursuant to Part 28 of the Companies Act, require any member of the Wider GXO Group or the Wider Wincanton Group to acquire or offer to acquire any shares, other securities (or the equivalent) or interest in any member of the Wider Wincanton Group or any asset owned by any Third Party (other than in the implementation of the Acquisition) which is material in the context of the Wider Wincanton Group or Wider GXO Group taken as a whole;

(c)	impose any material limitation on, or result in a material delay in, the ability of any member of the Wider GXO Group directly or indirectly to acquire, hold or to exercise effectively all or any rights of ownership in respect of shares or other securities in Wincanton or on the ability of any member of the Wider Wincanton Group or any member of the Wider GXO Group directly or indirectly to hold or exercise effectively all or any rights of ownership in respect of shares or other securities (or the equivalent) in, or to exercise voting or management control over, any member of the Wider Wincanton Group to an extent which is material in the context of the Wider Wincanton Group taken as a whole;

(d)	except as Disclosed, otherwise adversely affect any or all of the business, assets, profits or prospects of any member of the Wider Wincanton Group or any member of the Wider GXO Group to an extent which is material in the context of the Wider GXO Group or of the Wider Wincanton Group in either case taken as a whole;

(e)	result in any member of the Wider Wincanton Group or any member of the Wider GXO Group ceasing to be able to carry on business under any name under which it presently carries on business to an extent which is or would be material in the context of the Wider Wincanton Group or the Wider GXO Group taken as a whole;

(f)	make the Acquisition, its implementation or the acquisition or proposed acquisition of any shares or other securities in, or control or management of, Wincanton by any member of the Wider GXO Group void, unenforceable and/or illegal under the laws of any relevant jurisdiction, or otherwise, directly or indirectly materially prevent or prohibit, restrict, restrain, or delay to a material extent or otherwise materially interfere with the implementation of, or impose material additional conditions or obligations with respect to, or otherwise materially challenge, impede or interfere with the Acquisition or the acquisition or proposed acquisition of any shares or other securities in, or control or management of, Wincanton by any member of the Wider GXO Group;

(g)	require, prevent or materially delay a divestiture by any member of the Wider GXO Group of any shares or other securities (or the equivalent) in any member of the Wider Wincanton Group; or

(h)	impose any limitation on the ability of any member of the Wider GXO Group or any member of the Wider Wincanton Group to conduct, integrate or co-ordinate all or any part of its business with all or any part of the business of any other member of the Wider GXO Group and/or the Wider Wincanton Group which is adverse to and material in the context of the Wider GXO Group or of the Wider Wincanton Group in either case taken as a whole, and all applicable waiting and other time periods (including any extensions thereof) during which any such Third Party could decide to take, institute, implement or threaten any such action, proceeding, suit, investigation, enquiry or reference or take any other step under the laws of any jurisdiction in respect of the Acquisition or the acquisition or proposed acquisition of any Wincanton Shares or otherwise intervene having expired, lapsed or been terminated;

Certain matters arising as a result of any arrangement, agreement etc.

8.             except as Disclosed, there being no provision of any arrangement, agreement, lease, licence, franchise, permit or other instrument to which any member of the Wider Wincanton Group is a party or by or to which any such member or any of its assets is or may be bound, entitled or be subject or any event or circumstance which, as a consequence of the Acquisition or the acquisition or the proposed acquisition by any member of the Wider GXO Group of any shares or other securities (or the equivalent) in Wincanton or because of a change in the control or management of any member of the Wider Wincanton Group or otherwise, might reasonably be expect to result in any of the following to an extent which is material and adverse in the context of the Wider Wincanton Group, or the Wider GXO Group, in either case taken as a whole:

(a)	any monies borrowed by, or any other indebtedness, actual or contingent, of, or any grant available to, any member of the Wider Wincanton Group being or becoming repayable, or capable of being declared repayable, immediately or prior to its or their stated maturity date or repayment date, or the ability of any such member to borrow monies or incur any indebtedness being withdrawn or inhibited or being capable of becoming or being withdrawn or inhibited;

(b)	the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any member of the Wider Wincanton Group or any such mortgage, charge or other security interest (whenever created, arising or having arisen) becoming enforceable, other than in the ordinary course of business;

(c)	any liability of any member of the Wider Wincanton Group to make any severance, termination, bonus or other payment to any of its directors or officers, other than in the ordinary course of business;

(d)	the rights, liabilities, obligations, interests or business of any member of the Wider Wincanton Group or any member of the Wider GXO Group under any such arrangement, agreement, lease, licence, franchise, permit or other instrument or the interests or business of any member of the Wider Wincanton Group or any member of the Wider GXO Group in or with any other person or body or firm or company (or any agreement or arrangement relating to any such interests or business) being terminated or adversely modified or affected or any onerous obligation or liability arising or any adverse action being taken or arising thereunder;

(e)	any member of the Wider Wincanton Group ceasing to be able to carry on business under any name under which it presently carries on business to an extent which is material in the context of the Wider Wincanton Group taken as a whole;

(f)	the value of, or the financial or trading position or prospects of, any member of the Wider Wincanton Group being adversely affected; or

(g)	the creation or acceleration of any liability (actual or contingent) by any member of the Wider Wincanton Group other than trade creditors or other liabilities incurred in the ordinary course of business or in connection with the Acquisition, and no event having occurred which, under any provision of any arrangement, agreement, licence, permit, franchise, lease or other instrument to which any member of the Wider Wincanton Group is a party or by or to which any such member or any of its assets are bound, entitled or subject, would reasonably be expected to result in any of the events or circumstances as are referred to in Conditions 9 or 10;

Certain events occurring since 31 March 2023

9.             except as Disclosed, no member of the Wider Wincanton Group having since 31 March 2023:

(a)	except for shares issued under or pursuant to or in connection with the exercise of options and the vesting of awards under the Wincanton Share Plans and save as between Wincanton and wholly-owned subsidiaries of Wincanton, issued or agreed to issue or authorised or proposed or announced its intention to authorise or propose the issue, of additional shares of any class, or securities or securities convertible into, or exchangeable for, or rights, warrants or options to subscribe for or acquire, any such shares, securities or convertible securities or transferred or sold or agreed to transfer or sell or authorised or proposed the transfer or sale of Wincanton Shares out of treasury;

(b)	recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution (whether payable in cash or otherwise) other than dividends (or other distributions whether payable in cash or otherwise) lawfully paid or made by any member of the Wider Wincanton Group to another member of the Wider Wincanton Group;

(c)	other than pursuant to the Acquisition (and except for transactions between Wincanton and its wholly-owned subsidiaries or between the wholly-owned subsidiaries of Wincanton and transactions in the ordinary course of business) implemented, effected, authorised or proposed or announced its intention to implement, effect, authorise or propose any material merger, demerger, reconstruction, amalgamation, scheme, commitment or acquisition or disposal of assets or shares or loan capital (or the equivalent thereof) in any undertaking or undertakings otherwise than in the ordinary course of business;

(d)	(except for transactions between members of the Wider Wincanton Group) disposed of, or transferred, mortgaged or created any security interest over any material asset or any right, title or interest in any material asset or authorised, proposed or announced any intention to do so, in each case other than in the ordinary course of business and to an extent which is material in the context of the Wider Wincanton Group taken as a whole;

(e)	(except for transactions between members of the Wider Wincanton Group) issued, authorised or proposed or announced an intention to authorise or propose, the issue of or made any change in or to the terms of any debentures or become subject to any contingent liability or incurred or increased any indebtedness, in each case other than in the ordinary course of business and to an extent which is or would be material in the context of the Wider Wincanton Group taken as a whole;

(f)	entered into or varied or authorised, proposed or announced its intention to enter into or vary any contract, arrangement, agreement, transaction or commitment (whether in respect of capital expenditure or otherwise) except in the ordinary course of business which is of a long-term, unusual or onerous nature or magnitude or which is or which involves or could reasonably be expected to involve an obligation of a nature or magnitude, in each case to an extent which is material in the context of the Wider Wincanton Group taken as a whole;

(g)	entered into any contract, transaction or arrangement which would be restrictive on the business of any member of the Wider Wincanton Group or the Wider GXO Group other than of a nature and extent which is normal in the context of the business concerned;

(h)	entered into or varied in a material way the terms of, or made any offer (which remains open for acceptance) to enter into or vary to a material extent the terms of, any contract, service agreement, commitment or arrangement with any director or senior executive of any member of the Wider Wincanton Group, save for salary increases, bonuses or variations of terms in the ordinary course;

(i)	proposed, agreed to provide or modified the terms of any of the Wincanton Share Plans to the extent which is material in the context of the Wider Wincanton Group taken as a whole;

(j)	proposed, agreed to provide or modified the terms of any other share option scheme, incentive scheme or other benefit constituting a material change relating to the employment or termination of employment of a material category of persons employed by the Wider Wincanton Group or which constitutes a material change to the terms or conditions of employment of any senior employee of the Wider Wincanton Group, save as agreed by the Panel (if required) and by GXO, or entered into or changed the terms of any contract with any director or senior executive;

(k)	purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its own shares or other securities or reduced or, except in respect of the matters mentioned in sub-paragraph 9(a) above, made any other change to any part of its share capital, in each case, to the extent which is material in the context of the Wider Wincanton Group taken as a whole;

(l)	(except in the ordinary course of business) waived, compromised or settled any claim which is material in the context of the Wider Wincanton Group taken as a whole;

(m)	terminated or varied the terms of any agreement or arrangement between any member of the Wider Wincanton Group and any other person in a manner which would or might reasonably be expected to have a material adverse effect on the financial position of the Wider Wincanton Group taken as a whole;

(n)	(except as disclosed on publicly available registers) made any material alteration to its memorandum or articles of association or other incorporation documents;

(o)	except in relation to changes made or agreed as a result of, or arising from, changes to legislation, made or agreed or consented to any change to:

(i)	the terms of the trust deeds and rules constituting the pension scheme(s) established by any member of the Wider Wincanton Group for its directors, employees or their dependents;

(ii)	the contributions payable to any such scheme(s) or to the benefits which accrue, or to the pensions which are payable, thereunder;

(iii)	the basis on which qualification for, or accrual or entitlement to, such benefits or pensions are calculated or determined; or

(iv)	the basis upon which the liabilities (including pensions) of such pension schemes are funded, valued, made, agreed or consented to,

in each case, to the extent which is material in the context of the Wider Wincanton Group taken as a whole;

(p)	been unable, or admitted in writing that it is unable, to pay its debts or commenced negotiations with one or more of its creditors with a view to rescheduling or restructuring any of its indebtedness, or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business;

(q)	(other than in respect of a member of the Wider Wincanton Group which is dormant and was solvent at the relevant time) taken or proposed any steps or corporate action or had any legal proceedings instituted or threatened against it in relation to the suspension of payments, a moratorium of any indebtedness, its winding-up (voluntary or otherwise), dissolution, reorganisation or for the appointment of a receiver, administrator, manager, administrative receiver, trustee or similar officer of all or any of its assets or revenues or any analogous or equivalent steps or proceedings in any jurisdiction or appointed any analogous person in any jurisdiction or had any such person appointed, to the extent which is material in the context of the Wider Wincanton Group taken as a whole;

(r)	entered into, implemented or authorised the entry into, any joint venture, asset or profit sharing arrangement, partnership or merger of business or corporate entities, which is material in the context of the Wider Wincanton Group taken as a whole;

(s)	on or after the Announcement Date and other than with the consent of Wincanton and (if required) the Panel, having taken (or agreed or proposed to take) any action which requires or would require, the approval of Wincanton Shareholders in general meeting in accordance with, or as contemplated by, Rule 21.1 of the Code; or

(t)	entered into any agreement, arrangement, commitment or contract or passed any resolution or made any offer (which remains open for acceptance) with respect to or announced an intention to, or to propose to, effect any of the transactions, matters or events referred to in this Condition 9.

No material adverse change, litigation, regulatory enquiry or similar

10.             except as Disclosed, since 31 March 2023:

(a)	there having been no adverse change, and no circumstance having arisen which would or might be expected to result in any adverse change, in the business, assets, financial or trading position or profits or prospects or operational performance of any member of the Wider Wincanton Group which is material in the context of the Wider Wincanton Group taken as a whole;

(b)	no litigation, arbitration proceedings, prosecution or other legal proceedings having been threatened, announced or instituted by or against or remaining outstanding against or in respect of, any member of the Wider Wincanton Group or to which any member of the Wider Wincanton Group is or may become a party (whether as claimant, defendant or otherwise), in each case which has had or might reasonably be expected to have a material adverse effect on the Wider Wincanton Group taken as a whole;

(c)	no enquiry, review or investigation by, or complaint or reference to, any Third Party against or in respect of any member of the Wider Wincanton Group having been threatened, announced or instituted or remaining outstanding by, against or in respect of any member of the Wider Wincanton Group, in each case which has had or might reasonably be expected to have a material adverse effect on the Wider Wincanton Group taken as a whole;

(d)	no contingent or other liability of any member of the Wider Wincanton Group having arisen or become apparent to GXO or increased which has had or might reasonably be expected to have a material adverse effect on the Wider Wincanton Group taken as a whole;

(e)	no member of the Wider Wincanton Group having conducted its business in breach of any applicable laws and regulations and which is material in the context of the Wider Wincanton Group as a whole; and

(f)	no steps having been taken and no omissions having been made which are reasonably likely to result in the withdrawal, cancellation, termination or modification of any licence held by any member of the Wider Wincanton Group which is necessary for the proper carrying on of its business and the withdrawal, cancellation, termination or modification of which has had, or might reasonably be expected to have, a material adverse effect on the Wider Wincanton Group taken as a whole;

No discovery of certain matters

11.             except as Disclosed, GXO not having discovered:

(a)	that any financial, business or other information concerning the Wider Wincanton Group publicly announced prior to the Announcement Date by or on behalf of any member of the Wider Wincanton Group prior to the Announcement Date is materially misleading, contains a material misrepresentation of any fact, or omits to state a fact necessary to make that information not misleading and which was not subsequently corrected before the Announcement Date either publicly or otherwise to GXO or its professional advisers, in any such case to an extent which is material in the context of the Wider Wincanton Group taken as a whole;

(b)	that any member of the Wider Wincanton Group or any partnership, company or other entity in which any member of the Wider Wincanton Group has a significant economic interest and which is not a subsidiary undertaking of Wincanton is, otherwise than in the ordinary course of business, subject to any liability, contingent or otherwise, which is material in the context of the Wider Wincanton Group taken as a whole;

(c)	any information which affects the import of any information disclosed at any time by or on behalf of any member of the Wider Wincanton Group and which is material in the context of the Wider Wincanton Group taken as a whole;

(d)	that any past or present member of the Wider Wincanton Group has not complied in any material respect with all applicable legislation or regulation, of any jurisdiction with regard to the use, treatment, handling, storage, carriage, disposal, spillage, release, discharge, leak or emission of any waste or hazardous substance or any substance likely to impair the environment or harm human health or animal health or otherwise relating to environmental matters or the health and safety of humans, or that there has otherwise been any such use, treatment, handling, storage, carriage, disposal, spillage, release, discharge, leak or emission (whether or not the same constituted a non-compliance by any person with any such legislation or regulations, and wherever the same may have taken place) any of which storage, carriage, disposal, spillage, release, discharge, leak or emission would be likely to give rise to any liability (actual or contingent) or cost on the part of any member of the Wider Wincanton Group and which is material in the context of the Wider Wincanton Group taken as a whole;

(e)	that there is, or is likely to be, for any reason whatsoever, any liability (actual or contingent) of any past or present member of the Wider Wincanton Group to make good, remediate, repair, reinstate or clean up any property or any controlled waters now or previously owned, occupied, operated or made use of or controlled by any such past or present member of the Wider Wincanton Group (or on its behalf) or by any person for which a member of the Wider Wincanton Group is or has been responsible, or in which any such member may have or previously have had or be deemed to have had an interest, under any environmental legislation, common law, regulation, notice, circular, Authorisation or order of any Third Party and which is material in the context of the Wider Wincanton Group taken as a whole or in the context of the Acquisition; or

(f)	that circumstances exist (whether as a result of announcing or completing the Acquisition or otherwise) which would be reasonably likely to lead to any Third Party instituting, or whereby any member of the Wider GXO Group or any present or past member of the Wider Wincanton Group would be likely to be required to institute, an environmental audit or take any other steps which would in any such case be reasonably likely to result in any liability (whether actual or contingent) to improve, modify existing or install new plant, machinery or equipment or carry out changes in the processes currently carried out or make good, remediate, repair, re-instate or clean up any land or other asset currently or previously owned, occupied or made use of by any past or present member of the Wider Wincanton Group (or on its behalf) or by any person for which a member of the Wider Wincanton Group is or has been responsible, or in which any such member may have or previously have had or be deemed to have had an interest which is material in the context of the Wider Wincanton Group taken as a whole; and

Anti-corruption, sanctions and criminal property

12.             except as Disclosed, GXO not having discovered that:

(a)	(A) any past or present member, director, officer or employee of the Wider Wincanton Group is or has at any time engaged in any activity, practice or conduct which would constitute an offence under the Bribery Act 2010, the US Foreign Corrupt Practices Act of 1977 or any other applicable anti-corruption or anti-bribery law, rule or regulation or any other applicable law, rule, or regulation concerning improper payments or kickbacks or (B) any person that performs or has performed services for or on behalf of the Wider Wincanton Group is or has at any time engaged in any activity, practice or conduct in connection with the performance of such services which would constitute an offence under the Bribery Act 2010, the US Foreign Corrupt Practices Act of 1977 or any other applicable anti-corruption or anti-bribery law, rule or regulation or any other applicable law, rule, or regulation concerning improper payments or kickbacks;

(b)	any asset of any member of the Wider Wincanton Group constitutes criminal property as defined by section 340(3) of the Proceeds of Crime Act 2002 (but disregarding paragraph (b) of that definition) or proceeds of crime under any other applicable law, rule or regulation concerning money laundering or proceeds of crime or any member of the Wider Wincanton Group is found to have engaged in activities constituting money laundering under any applicable law, rule or regulation concerning money laundering;

(c)	any past or present member, director, officer or employee of the Wider Wincanton Group, or any other person for whom any such person may be liable or responsible, is or has engaged in any conduct which would violate applicable economic sanctions or dealt with, made any investments in, made any funds or assets available to or received any funds or assets from:

(i)	any government, entity or individual in respect of which US, UK or European Union persons, or persons operating in those territories, are prohibited from engaging in activities or doing business, or from receiving or making available funds or economic resources, by US, UK or European Union laws or regulations, including the economic sanctions administered by the United States Office of Foreign Assets Control or HM Treasury; or

(ii)	any government, entity or individual targeted by any of the economic sanctions of the United Nations, the United States, the United Kingdom, the European Union or any of its member states, save that this shall not apply if and to the extent that it is or would be unenforceable by reason of breach of any applicable blocking law;

(d)	any past or present member, director, officer or employee of the Wider Wincanton Group, or any other person for whom any such person may be liable or responsible:

(i)	has engaged in conduct which would violate any relevant anti-terrorism laws, rules or regulations;

(ii)	has engaged in conduct which would violate any relevant anti-boycott law, rule, or regulation or any applicable export controls, including but not limited to the Export Administration Regulations administered and enforced by the United States Department of Commerce or the International Traffic in Arms Regulations administered and enforced by the United States Department of State;

(iii)	has engaged in conduct which would violate any relevant laws, rules, or regulations concerning human rights, including but not limited to any law, rule, or regulation concerning false imprisonment, torture or other cruel and unusual punishment, or child labour; or

(iv)	is debarred or otherwise rendered ineligible to bid for or to perform contracts for or with any government, governmental instrumentality, or international organisation or found to have violated any applicable law, rule or regulation concerning government contracting or public procurement; or

(e)	any member of the Wider Wincanton Group is or has been engaged in any transaction which would cause GXO to be in breach of any law or regulation upon its acquisition of Wincanton, including but not limited to the economic sanctions of the United States Office of Foreign Assets Control, HM Treasury or any other relevant government authority.

B.             Waiver and invocation of the Conditions

1.             Subject to the requirements of the Panel, GXO reserves the right in its sole discretion to waive, in whole or in part, all or any of the Conditions set out in Part A of Appendix 1 above, except for Condition 1 (Acceptance Condition), which cannot be waived. The Offer will be subject to the satisfaction (or waiver, if permitted) of the Conditions set out in this Appendix 1, and to the full terms and conditions which will be set out in the Offer Document and the Form of Acceptance.

2.             The Offer shall lapse unless all of the Conditions have been fulfilled or, where permitted, waived or, where appropriate, have been determined by GXO to be or remain satisfied, by 11.59 p.m. (London time) on the earlier of the Unconditional Date and the Long-Stop Date (subject to the rules of the Code and where applicable the consent of the Panel).

3.             GXO shall be under no obligation to waive (if capable of waiver), to determine to be or remain satisfied or to treat as fulfilled any of the Conditions set out in this Appendix 1 (inclusive) by a date earlier than the latest date specified in paragraph 2 above for the fulfilment of the relevant Condition, notwithstanding that the other Conditions may at such earlier date have been waived or fulfilled and that there are, at such earlier date, no circumstances indicating that such Condition may not be capable of fulfilment.

4.             Subject to paragraph 5 below, under Rule 13.5(a) of the Code, GXO may only invoke a Condition so as to cause the Acquisition not to proceed, to lapse or to be withdrawn with the consent of the Panel. The Panel will normally only give its consent if the circumstances which give rise to the right to invoke the Condition are of material significance to GXO in the context of the Acquisition. This will be judged by reference to the facts of each case at the time that the relevant circumstances arise.

5.             Condition 1 (Acceptance Condition) is not subject to Rule 13.5(a) of the Code.

6.             Any Condition that is subject to Rule 13.5(a) of the Code may be waived by GXO.

7.             Save as may otherwise be required by the Panel, the Offer will not proceed, will lapse or will be withdrawn if on the Long-Stop Date:

(a)	sufficient acceptances have not been received so as to enable Condition 1 (Acceptance Condition) to be satisfied; or

(b)	where sufficient acceptances have been received so as to enable Condition 1 (Acceptance Condition) to be satisfied, one or more of the Conditions relating to an official authorisation or regulatory clearance has not been satisfied or waived and the Panel consents to the Offer not proceeding, lapsing or being withdrawn.

8.             If the Panel requires GXO to make an offer or offers for Wincanton Shares under the provisions of Rule 9 of the Code, GXO may make such alterations to the Conditions as are necessary to comply with the provisions of that Rule.

9.             Each of the Conditions is to be regarded as a separate Condition and shall not be limited by reference to any other Condition.

C.             Implementation by way of Scheme

1.	GXO reserves the right to elect (with the consent of the Panel) to implement the Acquisition by way of a Scheme as an alternative to the Offer. In such event, the Scheme will be implemented on substantially the same terms, so far as applicable, as those which would apply to the Offer, subject to appropriate amendments including (without limitation and subject to the consent of the Panel):

(a)

(i)	its approval by a majority in number representing not less than 75 per cent. in value of Wincanton Shareholders (or the relevant class or classes thereof, if applicable) present and voting (and entitled to vote), whether in person or by proxy, at the Court Meeting or at any separate class meeting which may be required, if applicable (or, in either case, any adjournment thereof); and

(ii)	such Court Meeting (and any separate class meeting which may be required) and any adjournment thereof being held on or before the 22nd day after the expected date of the Court Meeting to be set out in the Scheme Document in due course (or such later date, if any, as GXO may specify with the agreement of Wincanton or, in a competitive situation, with the consent of the Panel (and, if required, that the Court may allow));

(b)

(i)	all resolutions required to implement the Scheme being duly passed by the requisite majority or majorities of Wincanton Shareholders at the Wincanton General Meeting (or any adjournment thereof); and

(ii)	such Wincanton General Meeting and any adjournment thereof being held on or before the 22nd day after the expected date of the Wincanton General Meeting to be set out in the Scheme Document in due course (or such later date, if any, as GXO may specify with the agreement of Wincanton or, in a competitive situation, with the consent of the Panel (and, if required, that the Court may allow));

(c)

(i)	the sanction of the Scheme by the Court (with or without modification (but subject to any modification being acceptable to GXO and Wincanton)) and the delivery of a copy of the Scheme Court Order to the Registrar of Companies; and

(ii)	the Scheme Court Hearing being held on or before the 22nd day after the expected date of the Scheme Court Hearing to be set out in the Scheme Document in due course (or such later date, if any, as GXO may specify with the agreement of Wincanton or, in a competitive situation, with the consent of the Panel (and, if required, that the Court may allow)).

2.	In addition, if the Offer is implemented by was of the Scheme, the Scheme will be conditional upon the Conditions set out above and, accordingly, the necessary actions to make the Scheme Effective will not be taken unless the Conditions set out above have either been waived (if permitted) or fulfilled.

D.             Certain further terms of the Offer

1.             Wincanton Shares will be acquired by GXO fully paid and free from all liens, equitable interests, charges, encumbrances, rights of pre-emption and any other third party rights or interests whatsoever and together with all rights attaching thereto as at the date of this Announcement or subsequently attaching or accruing to them, including, without limitation, voting rights and the right to receive and retain, in full, all dividends and other distributions (if any) declared, made, paid or payable, or any other return of capital (whether by reduction of share capital or share premium account or otherwise) made, on or after the Announcement Date.

2.             If any dividend and/or other distribution and/or other return of capital is declared, made or paid or becomes payable in respect of the Wincanton Shares on or after the Announcement Date, GXO reserves the right (without prejudice to any right of GXO to invoke the condition set out in paragraph 9(b) in Part A of this Appendix 1), to reduce the consideration payable under the terms of the Acquisition for the Wincanton Shares by an amount up to the amount of such dividend and/or distribution and/or other return of capital, in which case any reference in this Announcement or in the Offer Document to the consideration payable under the terms of the Acquisition will be deemed to be a reference to the consideration as so reduced. If and to the extent that any such dividend and/or distribution and/or other return of capital is declared, made or paid or is payable and it is: (i) transferred pursuant to the Acquisition on a basis which entitles GXO to receive the dividend, distribution or other return of capital and to retain it; or (ii) cancelled, the consideration payable under the terms of the Acquisition will not be subject to change in accordance with this paragraph. Any such reduction of the cash consideration due under the terms of the Acquisition or other exercise by GXO of its rights referred to in this paragraph will be the subject of an announcement and, for the avoidance of doubt, shall not be regarded as constituting any revision or variation of the Acquisition.

3.             The Acquisition will be subject, inter alia, to the Conditions and certain further terms which are set out in this Appendix 1 and those terms which will be set out in the Offer Document and such further terms as may be required to comply with the Listing Rules and the provisions of the Code.

4.             The availability of the Acquisition to persons not resident in the United Kingdom may be affected by the laws of the relevant jurisdiction. Any persons who are subject to the laws of any jurisdiction other than the United Kingdom should inform themselves about and observe any applicable requirements. Further information in relation to Overseas Shareholders will be contained in the Offer Document.

5.             The Acquisition is not being made, directly or indirectly, in, into or from, or by use of the mails of, or by any means of instrumentality (including, but not limited to, facsimile, e-mail or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or of any facility of a national, state or other securities exchange of, any jurisdiction where to do so would violate the laws of that jurisdiction.

6.             This Announcement and any rights or liabilities hereunder, the Acquisition and any proxies will be governed by the laws of England and Wales and will be subject to the jurisdiction of the English courts and to the Conditions and further terms set out in this Appendix 1. The Acquisition will be subject to the applicable requirements of the Code, the Panel, the London Stock Exchange, the Financial Conduct Authority, the Listing Rules and the Registrar of Companies.

Appendix 2

Sources OF INFORMATION AND BASES OF CALCULATION

In this Announcement, unless otherwise stated or the context otherwise requires, the following sources and bases have been used:

1.	Any references to the issued and to be issued share capital of Wincanton are based on:

1.1.	124,543,670 Wincanton Shares in issue on 26 February 2024; plus

1.2.	1,434,908 Wincanton Shares which are expected to be issued following the exercise and/or vesting of awards under the Wincanton Share Plans assuming the Acquisition becomes Effective prior to 19 January 2025 net of Wincanton Shares held in the Wincanton Employee Benefit Trust;

2.	the value of the Acquisition of £762 million is based on the Acquisition Price of 605 pence per Wincanton Share and is calculated on the basis of the issued and to be issued share capital of Wincanton (as set out in paragraph 1 of this Appendix 2);

3.	the enterprise value of £764 million (on an IAS 17 basis) and is calculated by reference to the value of the Acquisition set out in paragraph 2 of this Appendix 2, less reported cash of £20.6 million as at 30 September 2023, plus gross debt of £5.0 million as at 30 September 2023, plus financial lease liabilities (on an IAS 17 basis) of £17.8 million as at 31 March 2023;

4.	the underlying EBITDA of £64.2 million for the twelve-month period ended 30 September 2023 (on an IAS 17 basis) is calculated by reference to £112.9 million underlying EBITDA for the twelve-month period ended 30 September 2023 (on an IFRS 16 basis), less the adjustment to frozen GAAP (IFRS 16 to IAS 17) for the twelve-month period ended 31 March 2023 of £48.7 million;

5.	the implied enterprise value multiple of approximately:

5.1.	7.0 times underlying EBITDA (on an IAS 17 basis) when factoring in full annual net run-rate synergies of £45 million (pre-tax) is calculated by reference to the enterprise value set out in paragraph 3 of this Appendix 2, divided by Wincanton’s underlying EBITDA for the 12-month period ended on 30 September 2023 of £64.2 million (on an IAS 17 basis); plus full annual net run-rate synergies of £45 million (pre-tax); and

5.2.	11.9 times underlying EBITDA pre-synergies (on an IAS 17 basis) is calculated by reference to the enterprise value set out in paragraph 3 of this Appendix 2, divided by Wincanton’s underlying EBITDA for the 12-month period ended on 30 September 2023 of £64.2 million (on an IAS 17 basis);

6.	unless otherwise stated, financial information relating to Wincanton has been extracted without material adjustment from the audited consolidated financial statements of Wincanton for the financial year ended 31 March 2023 and from the announcement of Wincanton’s half year results for the six-month period ended on 30 September 2023;

7.	unless otherwise stated, all prices for Wincanton Shares are the closing middle market quotations as derived from information published by the London Stock Exchange; and

8.	unless otherwise stated, all prices for GXO Shares are the closing middle market quotations as derived from information published by the New York Stock Exchange.

Appendix 3

DETAILS OF IRREVOCABLE UNDERTAKINGS

Name of Wincanton Shareholder	Number of Wincanton Shares in respect of which undertaking is given	Percentage of Wincanton’s issued share capital (%)
Aberforth Partners LLP (acting in its capacity as a discretionary fund manager for clients)	15,287,211	12.3
Threadneedle Asset Management Limited	19,329,028	15.5

1.	The above named Wincanton Shareholders have given irrevocable undertakings to accept (or procure the acceptance of) the Offer, or, in the event the Acquisition is subsequently structured as a Scheme, to vote (or to procure the vote) in favour of the Scheme at the Court Meeting and the resolution(s) to be proposed at the General Meeting in accordance with the procedure set out in the Scheme Document.

2.	These irrevocable undertakings cease to be binding:

Aberforth

a.	in the case of Aberforth only: (i) if the posting of the Offer Document or the Scheme Document does not occur within 28 days of this Announcement; (ii) if GXO announces that it does not intend to make or proceed with the Acquisition, and no new, revised or replacement Offer or Scheme is announced in accordance with Rule 2.7 of the Code; (iii) if the Offer lapses or is withdrawn and no new, revised or replacement Scheme or Offer has been announced in accordance with Rule 2.7 of the Code; (iv) on the date on which any person other than GXO or a subsidiary of GXO or any person acting in concert with GXO announces a competing offer for the entire issued and to be issued share capital of Wincanton where the value of the consideration represents, in Aberforth’s opinion, a value at any time of more than 695 pence per Wincanton Share (for the purposes of this paragraph only, a “Higher Competing Offer”) and at any time following such announcement Aberforth notifies GXO of such opinion or otherwise makes an announcement or notification that it no longer intends to vote in favour of the Scheme pursuant to the terms of their irrevocable undertaking pursuant to Rule 2.10(c) of the Code. In determining the value of any Higher Competing Offer, Aberforth shall be entitled to take into account such matters, circumstances and factors as they consider, in its sole discretion, appropriate (including, without limitation, any conditions to, or risks associated with the completion or implementation of, such offers and where such offers includes any non-cash consideration, factors other than the then market value, if any, of such consideration); (v) in respect of any Wincanton Shares which are sold, transferred or otherwise disposed of (regardless of the identity of the acquirer) at a price of more than 695 pence per Wincanton Share and in relation to any sale of Aberforth's Wincanton Shares by Aberforth to GXO (or anyone acting on its behalf) at any price per Wincanton Share below 695 pence; (vi) if the Acquisition is implemented by way of a Scheme, on the closing of the last to occur of (a) the Wincanton General Meeting and (b) the Court Meeting; (vii) in respect of Aberforth Split Level Income Trust plc, with effect from 31 May 2024 due to its planned winding up; (viii) to the extent any Wincanton Shares held by it are the subject of a distribution to an investor in Aberforth UK Small Companies Fund by means of a redemption in specie; (ix) in respect of any Wincanton Shares that have been lent to a third party and which Aberforth is unable to recall, provided it has used its reasonably endeavours to procure the recall of such Wincanton Shares; or (x) in respect of any Wincanton Shares that Aberforth is entitled or instructed to sell following the amendment or termination of any authority under which Aberforth manages such Wincanton Shares.

Threadneedle

b.	in the case of Threadneedle only: (i) if GXO announces that it does not intend to make or proceed with the Acquisition and no new, revised or replacement Offer or Scheme is announced in accordance with Rule 2.7 of the Code; (ii) if the Offer lapses or is withdrawn and no new, revised or replacement Scheme or Offer has been announced in accordance with Rule 2.7 of the Code; (iii) on the date on which any person other than GXO or a subsidiary of GXO or any person acting in concert with GXO announces a competing offer for the entire issued and to be issued share capital of Wincanton where the value of the consideration is more than 695 pence as at the date on which such firm intention to make an offer is announced; (iv) in respect of any Wincanton Shares that Threadneedle is entitled or instructed to sell following the amendment or termination of any authority under which Threadneedle manages such Wincanton Shares; or (v) in respect of any Wincanton Shares that Threadneedle acquires and/or sells which derive from aligning the portfolios Threadneedle manages as investment manager following redemptions and/or subscriptions in those portfolios.

Appendix 4

 Definitions

The following definitions apply throughout this Announcement unless the context requires otherwise.

2018 LTIP	the Wincanton 2018 Long Term Incentive Plan, as amended from time to time

2020 LTIP	the Wincanton 2020 Long Term Incentive Plan, as amended from time to time

2023 LTIP	the Wincanton 2023 Long Term Incentive Plan, as amended from time to time

Aberforth	Aberforth Partners LLP (acting in its capacity as a discretionary fund manager for clients)

Acceleration Statement	a statement in which GXO, in accordance with Rule 31.5 of the Code, brings forward the latest date by which all of the Conditions to the Offer must be satisfied or waived

Acceptance Condition	the Condition set out in paragraph 1 of Part A of Appendix 1

Acquisition	the direct or indirect acquisition of the entire issued and to be issued share capital of Wincanton to be implemented by way of the Offer or (should GXO so elect, subject to the consent of the Panel, by way of a Scheme) and, where the context admits, any subsequent revision, variation, extension or renewal thereof

Acquisition Price	605 pence per Wincanton Share

Announcement	this announcement made in accordance with Rule 2.7 of the Code

Announcement Date	29 February 2024

associate	has the meaning given in section 988 of the Companies Act

Authorisations	authorisations, orders, recognitions, grants, recognitions, consents, clearances, determinations, confirmations, certificates, licences, provisions, permissions, exemptions or approvals, in each case of a Third Party

Board	the board of directors of the relevant company

BofA Securities	Merrill Lynch International

Bridge Facility	has the meaning given to it in paragraph 9 of this Announcement

Business Day	a day (other than Saturdays, Sundays and public holidays in England) on which banks are open for business in the City of London

CEVA	CEVA Logistics UK Rose Limited, a wholly-owned subsidiary of CEVA Logistics S.A., itself a subsidiary of CMA CGM S.A.

CEVA Final Offer	the cash offer to acquire the entire issued and to be issued share capital of Wincanton made by CEVA on 19 January 2024 and the increased and final offer made by CEVA on 26 February 2024

Closing Price	the closing middle market price of a Wincanton Share on a particular trading day as derived from the Daily Official List

Code	the City Code on Takeovers and Mergers

Companies Act	the Companies Act 2006, as amended from time to time

Conditions	the conditions of the Acquisition as set out in Part A of Appendix 1 and to be set out in the Offer Document

Confidentiality Agreement	the confidentiality agreement entered into between Wincanton and GXO on 12 February 2024

Court	the High Court of Justice in England and Wales

Court Meeting	should the Acquisition be implemented by way of a Scheme, the meeting(s) of the Wincanton Shareholders to be convened by order of the Court pursuant to section 896 of the Companies Act for the purpose of consider and, if thought fit, approving the Scheme (with or without amendment) and any adjournment, postponement or reconvention thereof

Daily Official List	the Daily Official List published by the London Stock Exchange

Day 60	the 60th day following the publication of the Offer Document or such other date as may otherwise be set as being such Day of the timetable of the Offer in accordance with the Code

Dealing Disclosure	an announcement pursuant to Rule 8 of the Code containing details of dealings in interests in relevant securities of a party to an offer

Disclosed	the information disclosed by, or on behalf, of Wincanton: (i) in the annual report and accounts of the Wincanton Group for the financial year ended 31 March 2023; (ii) in any other announcement to a Regulatory Information Service by, or on behalf of, Wincanton prior to the Announcement Date; (iii) filings made with the Registrar of Companies and appearing on Wincanton’s file at Companies House within the two years ending on the Announcement Date; (iv) as otherwise fairly disclosed in the written replies, correspondence, documentation and information provided prior to the Announcement Date to GXO (or its advisers engaged in connection with the Acquisition) by or on behalf of Wincanton (or its advisers engaged in connection with the Acquisition); or (v) orally in meetings and calls by Wincanton management prior to the date of this Announcement to GXO or GXO’s advisers (in their capacity as such)

Disclosure Guidance and Transparency Rules	the Disclosure Guidance and Transparency Rules sourcebook issued by the FCA (as amended from time to time)

DSBP	the Wincanton Deferred Share Bonus Plan

EBIT	earnings before interest and tax

EBITDA	earnings before interest, tax, depreciation and amortisation

Effective	(i) if the Acquisition is implemented by way of the Offer, the Offer having been declared, or become, wholly unconditional in accordance with the requirements of the Code; or (ii) if the Acquisition is implemented by way of a Scheme, the Scheme having become effective pursuant to and in accordance with its terms
Effective Date	the date on which the Acquisition becomes Effective

Enlarged Group	the enlarged group comprising the GXO Group and the Wincanton Group following completion of the Acquisition

FCA	the Financial Conduct Authority of the United Kingdom, acting in its capacity as the competent authority for the purposes of FSMA

FSMA	the Financial Services and Markets Act 2000

GFSC	the Guernsey Financial Services Commission

Guernsey Insurance Law	the Insurance Business (Bailiwick of Guernsey) Law, 2002, as amended

GXO	GXO Logistics, Inc.

GXO Directors	the directors of GXO

GXO Group	GXO and its subsidiary undertakings and, where the context permits, each of them and member of the GXO Group shall be construed accordingly

Latest Practicable Date	28 February 2024, the last business day prior to the Announcement Date

Listing Rules	the rules and regulations made by the FCA under FSMA, and contained in the publication of the same name

London Stock Exchange	London Stock Exchange plc

Long-Stop Date	11.59 p.m. on 29 September 2024 or such later date (if any) as GXO may, with the consent of Wincanton or with the consent of the Panel, specify

LTIP	the 2018 LTIP, the 2020 LTIP and the 2023 LTIP

NSI Act	the UK National Security and Investment Act 2021, together with all associated secondary legislation and regulatory rules

Offer	the cash offer to be made by or on behalf of GXO to acquire the Wincanton Shares on the terms and subject to the conditions set out in the Offer Document, including where the context so requires, any subsequent revision, variation, extension or renewal of such offer
Offer Document	the offer document to be sent to (among others) Wincanton Shareholders containing and setting out, among other things, the full terms and conditions of the Offer

Offer Period	the offer period (as defined in the Code) relating to Wincanton

Official List	the official list maintained by the FCA pursuant to Part 6 of FSMA

Opening Position Disclosure	has the same meaning as in Rule 8 of the Code

Overseas Shareholders	Wincanton Shareholders who are not resident in, or nationals or citizens of, the United Kingdom

Panel	the Panel on Takeovers and Mergers

Pension Scheme	the Wincanton Pension Scheme

Registrar of Companies	the Registrar of Companies in England and Wales

Regulatory Information Service	any information service authorised from time to time by the FCA for the purpose of disseminating regulatory announcements

relevant securities	relevant securities (as defined in the Code) of Wincanton

Restricted Jurisdiction	any jurisdiction where local laws or regulations may result in a significant risk of civil, regulatory or criminal exposure if information concerning the Acquisition is sent or made available to Wincanton Shareholders in that jurisdiction

Rothschild & Co	N.M. Rothschild & Sons Limited

Scheme	should the Acquisition be implemented by way of a scheme of arrangement under Part 26 of the Companies Act, such scheme of arrangement between Wincanton and the Wincanton Shareholders to implement the Acquisition with or subject to any modification, addition or condition approved or imposed by the Court

Scheme Court Hearing	should the Acquisition be implemented by way of a Scheme, the hearing of the Court to sanction the Scheme under section 899 of the Companies Act

Scheme Court Order	should the Acquisition be implemented by way of a Scheme, the order of the Court sanctioning the Scheme under section 899 of the Companies Act

Scheme Document	should the Acquisition be implemented by way of a Scheme, the document to be dispatched to Wincanton Shareholder including the particulars required by section 897 of the Companies Act

Significant Interest	in relation to an undertaking, a direct or indirect interest of 20 per cent. or more of the total voting rights conferred by the equity share capital (as defined in section 548 of the Companies Act) of such undertaking

SIP	the Wincanton Share Incentive Plan 2003

Third Party	each of a central bank, government or governmental, quasi-governmental, supranational, statutory, regulatory, administrative, fiscal, anti-trust or investigative body, court, trade agency, association, institution, environmental body, employee representative body or any other body or person whatsoever in any jurisdiction

Threadneedle	Threadneedle Asset Management Limited

Unconditional Date	Day 60 or such earlier date specified by GXO in the Offer Document or any Acceleration Statement unless, where permitted, it has withdrawn that statement

UK or United Kingdom	the United Kingdom of Great Britain and Northern Ireland

UK Market Abuse Regulation	assimilated Regulation (EU) 596 / 2014 of the European Parliament and of the Council of 16 April 2014 on market abuse, as it forms part of the law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018, as amended from time to time (including by the Market Abuse (Amendment) (EU Exit) Regulations 2019 (SI 2019 / 310))

United States of America, United States or US	the United States of America, its territories and possessions, any state of the United States of America, the District of Columbia and all other areas subject to its jurisdiction and any political sub-division thereof

US Exchange Act	the US Securities Exchange Act of 1934 as amended, and the rules and regulations promulgated thereunder

Wider GXO Group	GXO and its subsidiary undertakings, associated undertakings and any other body corporate, partnership, joint venture or person in which GXO and/or such undertakings (aggregating their interests) have a Significant Interest and member of the Wider GXO Group shall be construed accordingly

Wider Wincanton Group	Wincanton and its subsidiary undertakings, associated undertakings and any other body corporate, partnership, joint venture or person in which Wincanton and/or such undertakings (aggregating their interests) have a Significant Interest and member of the Wider Wincanton Group shall be construed accordingly

Wincanton	Wincanton plc

Wincanton Directors	the directors of Wincanton

Wincanton General Meeting	should the Acquisition be implemented by way of a Scheme, the general meeting of the Wincanton Shareholders (and any adjournment thereof) to be convened for the purpose of considering and, if thought fit, approving the shareholder resolutions necessary to enable Wincanton to implement the Scheme

Wincanton Group	Wincanton and its subsidiary undertakings and, where the context permits, each of them and member of the Wincanton Group shall be construed accordingly

Wincanton Share Plans	the LTIP, the DSBP and the SIP

Wincanton Shareholders or Shareholders	the registered holders of Wincanton Shares from time to time

Wincanton Shares

ordinary shares of 10 pence each in the capital of Wincanton and includes:

(i)          the existing unconditionally allotted or issued and fully paid ordinary shares of 10 pence each in the capital of Wincanton; and

(ii)         any further ordinary shares of 10 pence each in the capital of Wincanton which are unconditionally allotted or issued and fully paid before the date on which the Offer closes or before such earlier date as GXO (subject to the Code) may determine not being earlier than the date on which the Offer becomes or is declared unconditional, but excludes any shares held as treasury shares on such date as GXO may determine before the date on which the Offer closes (which may be a different date to the date referred to in (ii))

For the purposes of this Announcement, subsidiary, subsidiary undertaking and undertaking have the respective meanings given thereto by the Companies Act and associated undertaking has the meaning given by paragraph 19 of Schedule 6 to the Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2008, other than paragraph 19(1)(b) of Schedule 6 to those regulations which shall be excluded for this purpose.

All reference to underlying results referred to in this Announcement represent statutory measures adjusted for items which Wincanton management considered at the time of reporting could distort the understanding of performance and comparability year on year.

All references to pounds, pounds Sterling, Sterling, GBP, £, pence, penny and p are to the lawful currency of the United Kingdom.

All references to dollars, USD, US$ and $ are to the lawful currency of the United States of America.

All the times referred to in this Announcement are London times unless otherwise stated. References to the singular include the plural and vice versa.

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